UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement	☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

Convergys Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

NOTICE OF ANNUAL MEETING

AND PROXY STATEMENT

CONVERGYS CORPORATION

Dear Shareholder:

We invite you to attend the annual meeting of shareholders on Tuesday, April 22, 2008, at the Company’s headquarters located at the Atrium One Building, Fifth Floor, 201 E. Fourth Street, Cincinnati, Ohio 45202. The meeting will begin at 11:30 a.m., Eastern Daylight Savings Time. At the meeting, you will hear a report on our business and have a chance to meet the directors and executive officers of the Company.

This booklet includes the formal notice of the annual meeting and the proxy statement. The proxy statement tells you about the agenda, procedures and rules of conduct for the meeting. It also describes how the Board operates, gives personal information about the directors and director nominees and provides information about the other items of business that will be conducted at the meeting.

We have elected to take advantage of the new Securities and Exchange Commission rules which allow issuers to furnish proxy materials to their shareholders on the Internet. We believe that the new rules will allow us to provide our shareholders with the information they need, while lowering the costs of delivery and reducing the environmental impact of our annual meeting.

Even if you only own a few shares of Convergys Corporation common stock, we want your shares to be represented at the meeting. You can vote your shares on the Internet, by toll-free telephone call or proxy card.

To attend the meeting in person, please follow the instructions in this Proxy Statement. If you are not able to attend, you may listen to a live audio cast of the annual meeting on the Internet. Instructions for listening to this audio cast will be available at our Internet site, www.shareholder.com/convergys.events.cfm, approximately one week before the annual meeting.

Sincerely,

Philip A. Odeen
Non-Executive Chairman of the Board

David F. Dougherty
Chief Executive Officer

March 7, 2008

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

OF

CONVERGYS CORPORATION

201 East Fourth Street

P.O. Box 1638

Cincinnati, Ohio 45201

Time:

Doors open:	10:30 a.m.	Eastern Daylight Savings Time
Meeting begins:	11:30 a.m.	Eastern Daylight Savings Time

Date:

Tuesday, April 22, 2008

Place:

Atrium One Building
201 E. Fourth Street
Fifth Floor
Cincinnati, Ohio 45202

Purpose:

•	Elect three directors

•	Ratify the appointment of the independent registered public accounting firm

•	Approve the re-adoption of the Convergys Corporation Long-Term Incentive Plan

•	Vote on a shareholder proposal

•	Conduct other business if properly raised

Convergys Corporation shareholders of record on February 25, 2008 may vote at the meeting.

Your vote is important. Please vote your shares promptly. To vote your shares, use the Internet; call the toll-free telephone number as described in the instructions on your proxy card; or complete, sign, date and return your proxy card.

Karen R. Bowman
Senior Vice President, General Counsel and Corporate Secretary

March 7, 2008

GENERAL INFORMATION

Who May Vote

Persons who were shareholders of Convergys Corporation (“Convergys” or the “Company”) as of the record date, February 25, 2008, may vote at the meeting.

Notice Regarding the Internet Availability of Proxy Materials

In accordance with rules and regulations recently adopted by the Securities and Exchange Commission (the “SEC”), instead of mailing a printed copy of our proxy materials to each shareholder of record, we may now furnish proxy materials, including this Proxy Statement and the 2007 Annual Report to Shareholders, by providing access to such documents on the Internet. Shareholders will not receive printed copies of the proxy materials unless they request them. Instead, a notice (the “Notice”) was mailed to our shareholders with instructions on how to access and review the proxy materials on the Internet.

These materials include our:

•	Proxy Statement for the annual meeting to be held on April 22, 2008; and

•	the 2007 Annual Report to Shareholders, which includes our audited consolidated financial statements.

If you requested printed versions of these materials by mail, these materials also include the proxy card for the Annual Meeting.

How to Vote

You may vote in person at the meeting or by proxy. We suggest that you vote by proxy even if you plan to attend the meeting.

If your shares are held in your name, you can vote by proxy in one of three ways:

•

Via Internet: Go to www.investorvote.com and follow the instructions. The numbers you will need to cast your vote are located in the purple bar located on your proxy card. Your vote control number is a six digit number located in a black circle, your account number is underlined and your pin number is a five digit number in the black box.

•

By telephone: Call toll-free 1-800-652-8683 and follow the instructions. The numbers you will need are located in the purple bar located on your proxy card. Your vote control number is a six digit number located in a black circle, your account number is underlined and your pin number is a five digit number in the black box.

•	In writing: Complete, sign, date and return your proxy card in the enclosed envelope.

How Proxies Work

Convergys’ Board of Directors is asking for your proxy. Giving the Board your proxy means that you authorize the individuals designated as proxies to vote your shares at the annual meeting in the manner you direct. You may vote for all, some, or none of the director nominees. You may also vote for or against the other proposals or abstain from voting.

Your proxy card covers all shares registered in your name. If you own shares in the Convergys Corporation Retirement and Savings Plan or the Convergys Corporation Employee Stock Purchase Plan, your proxy card also covers those shares.

If you give the Board your signed proxy but do not specify how to vote, the individuals named as proxies will vote your shares:

•	FOR all the director nominees;

•	FOR the Audit Committee’s proposal to ratify the appointment of the independent registered public accounting firm;

•	FOR re-adoption of the Convergys Corporation Long-Term Incentive Plan;

•	AGAINST the shareholder proposal; and

•	in accordance with their judgment upon such other matters as may properly come before the meeting.

If you hold shares through someone else, such as a stockbroker, you may receive material from that firm asking how you want to vote. Review the voting form used by that firm to see if it offers Internet or telephone voting, and follow the voting instructions on that form.

Voting Shares in the Convergys Corporation Retirement and Savings Plan

The trustee of the Convergys Corporation Retirement and Savings Plan will vote plan shares as participants direct. The trustee will vote plan shares for which it receives no direction in the proportion that it votes plan shares for which voting directions are received. The proxy card serves to give voting instructions to the trustee.

Revoking a Proxy

You may revoke your proxy before it is voted by:

•	submitting a new proxy with a later date at or before the annual meeting, including a proxy given via the Internet or by telephone;

•	notifying Convergys’ Secretary in writing before the annual meeting; or

•	voting in person at the meeting.

Confidential Voting

Independent inspectors count the votes and votes are kept confidential unless special circumstances exist.

Quorum

In order to carry on the business of the annual meeting, there must be a quorum. This means that at least a majority of the outstanding shares eligible to vote must be represented at the meeting, either by proxy or in person. Treasury shares, which are shares owned by Convergys, do not count for this purpose.

Votes Needed

Proposal 1—Election of Directors. The three individuals receiving the highest number of “For” votes cast at the annual meeting will be elected. A properly executed proxy card marked “Withhold” with respect to the election of one or more directors will not be voted with respect to the director or directors indicated.

With regard to the election of directors, any director who receives a greater number of “Withhold” votes than votes “For” election in an uncontested election, must promptly tender an offer of resignation. The Governance and Nominating Committee will consider the resignation offer, and then make a recommendation to the Board whether to accept or reject it.

Proposal 2—Ratification of Selection of Ernst & Young. Approval of this proposal will require the affirmative vote of a majority of the shares voting on this proposal.

Proposal 3—Approval of the Re-Adoption of the Convergys Corporation Long Term Incentive Plan. A majority of the common shares represented at the Annual Meeting, in person or by proxy, and entitled to vote on this proposal is necessary for approval of the re-adoption of the Plan.

Proposal 4—Shareholder Proposal. Approval of the Shareholder proposal requires a majority of the votes represented at the meeting and entitled to vote on the proposal.

Abstentions will count as a vote against a proposal. Broker non-votes do not count for voting purposes but do count for purposes of determining a quorum. Broker non-votes occur when a broker returns a proxy but does not have authority to vote some or all of the shares represented by that proxy on a particular proposal.

Attending in Person

Shareholders as of February 25, 2008 may attend the meeting. For registered shareholders, an admission ticket is attached to your proxy card. You will need the ticket and a photo ID to enter the meeting.

If your shares are held in the name of your broker, bank, or other nominee, you must bring to the meeting an account statement or letter from your broker, bank or other nominee indicating that you beneficially owned the shares on February 25, 2008, the record date for voting. A photo ID will also be required.

For safety and security reasons, cameras will not be allowed in the meeting and must be checked at the registration desk.

Conduct of the Meeting

The chairman of the meeting has broad authority to conduct the annual meeting in an orderly manner. This authority includes establishing rules for shareholder activities during the meeting and in the question and answer session following the meeting. Copies of these rules will be available at the meeting. In light of the need to conclude the meeting within a reasonable period of time, we cannot assure that every shareholder who wishes to speak will be able to do so.

Contact Information

If you have questions or need more information about the annual meeting, write to:

Corporate Secretary

Convergys Corporation

P. O. Box 1638

201 East Fourth Street

Cincinnati, Ohio 45201-1638

or

call the Corporate Secretary’s office at 513-723-2442.

For information about shares registered in your name, call Computershare toll free at 1-888-294-8217 or access your account via the Internet at www.computershare.com.

CORPORATE GOVERNANCE

Board Meetings and Executive Sessions

The Board held 10 meetings in 2007, and there were eight sessions where the directors met without management (“Executive Session”). Each of the Board’s committees also meets in Executive Session. The Company has a policy to encourage all of its directors to attend the annual meeting of shareholders. All directors attended the 2007 annual meeting. Each director attended at least 75% of the total number of meetings of the Board and committees of which he or she was a member.

Presiding Director

The Board appoints a director to act as the principal communicator between the Board and the Chief Executive Officer (“CEO”) as well as to lead the Board’s Executive Sessions (the “Presiding Director”). David R. Whitwam served as Presiding Director until December 31, 2007, when the Board appointed Philip A. Odeen as Non-Executive Chairman of the Board and as the Presiding Director.

Governance Principles

The Board has adopted Governance Principles, which contain information about the structure and functioning of the Board. These principles are available on the Company’s website, www.convergys.com/corporategovernance.html.

Director Independence

The Board of Directors annually reviews the independence of each of the directors. Based on the information supplied by each director, the Board has determined that, with the exception of Mr. Dougherty, all of the directors qualify as being independent pursuant to the rules and listing standards of the New York Stock Exchange (“NYSE”). All of the members of the Board’s Audit Committee, Compensation and Benefits Committee and the Governance and Nominating Committee are independent directors. None of the directors has any material relationship other than being a director and/or shareholder of the Company, including any relationship prohibited by the rules of the NYSE.

In making its independence determination, the Board considered the relationships described below between directors and companies with which those directors are affiliated.

John F. Barrett is a director and the chief executive officer of each of Western & Southern Financial Group, Inc., and its subsidiary, The Western and Southern Life Insurance Company. Western & Southern Financial Group owns more than five percent of the outstanding common shares of Convergys and also owns Tri-State Ventures, LLC, which is the general partner of an investment fund in which certain assets of the Convergys Corporation Pension Plan are invested. The Board of Directors has determined that Mr. Barrett’s relationship with Western and Southern does not disqualify Mr. Barrett from being deemed independent under the rules of the NYSE.

Philip A. Odeen was the non-executive Chairman of the Board of Avaya Inc. (“Avaya”). In 2007, Convergys purchased communications equipment from Avaya, and Avaya purchased services from Convergys. Convergys and Avaya currently jointly market services of Convergys. In October 2007, Avaya was acquired by Silver Lake Partners and TPG Capital LLP and at that time Mr. Odeen’s affiliation with Avaya ceased. The Board of Directors determined that Mr. Odeen’s relationship with Avaya did not disqualify him from being deemed independent under the rules of the NYSE.

Review and Approval of Transactions with Related Parties

The Company has a policy for the review of transactions involving the Company and “related parties” (directors and executive officers or their immediate family members, or shareholders owning five percent or greater of the Company’s outstanding stock). Related party transactions must be reviewed by the Audit Committee which will approve the transaction only if it determines that it is in the best interests of the Company.

Compensation and Benefits Committee Interlocks and Insider Participation

No member of the Compensation and Benefits Committee is an employee of the Company, is or formerly was an officer of the Company or had any relationship requiring disclosure by the Company under Item 404 of Regulation S-K. No member of the Board of Directors is an executive officer of another company of which an executive officer of the Company serves as a director.

CODE OF ETHICS

In accordance with applicable NYSE Listing Standards and SEC Regulations, the Company has adopted a Code of Business Conduct and Ethics (which serves as the Code of Ethics for the directors, officers and employees of the Company), which is available on the “Corporate Governance” page of the Investor Relations section of our website at www.convergys.com and in printed form upon request to our Secretary. Any waiver of a provision of the Code granted to an executive officer or director may only be made by the Board of Directors or a Committee of the Board authorized to do so, and will be promptly disclosed on the Company’s website at www.convergys.com.

BOARD COMMITTEES

The Company has five standing committees: the Audit Committee, the Compensation and Benefits Committee, the Executive Committee, the Finance Committee, and the Governance and Nominating Committee. Each of these committees, except the Executive Committee, has a written charter approved by the Board of Directors. The Board of Directors has also adopted Corporate Governance Principles. A copy of the charters for the Committees and the Corporate Governance Principles can be found under the “Investor Relations” section of our website at www.convergys.com and are also available in print to any shareholder who submits a request to the Company: Convergys Corporation, c/o Corporate Secretary, 201 E. Fourth Street, P. O. Box 1638, Cincinnati, Ohio 45201. The members of each of the Committees meet the requirements of independence for directors as adopted by the NYSE and the SEC. Members of the Compensation and Benefits Committee are also “non-employee directors” within the meaning of Rule 16b-3 promulgated under the Securities Exchange Act of 1934 and “outside directors” within the meaning of Section 162(m) of the Internal Revenue Code (“Code”).

Set forth below is the current membership of each standing committee of the Board with the number of meetings held during 2007, in parentheses:

Audit Committee (12)	Compensation and Benefits Committee (7)	Executive Committee (0)	Finance Committee (3)	Governance and Nominating Committee (6)
Mr. Dillon (Chair)	Mr. Whitwam (Chair)	Mr. Odeen (Chair)	Mr. Barrett (Chair)	Mr. Odeen (Chair)
Ms. Baird	Mr. Dillon	Mr. Barrett	Ms. Baird	Mr. Mason
Mr. Mason	Mr. Gibbs	Mr. Dillon	Mr. Gibbs	Dr. Ribeau
Mr. Monahan	Mr. Odeen	Mr. Whitwam	Mr. Wallman	Mr. Whitwam
Dr. Ribeau
Mr. Wallman

Audit Committee

The Audit Committee’s primary purposes are to assist the Board in overseeing the:

•	preparation of the Company’s financial statements and ensuring their integrity;

•	Company’s compliance with legal and regulatory requirements;

•	independent accountants’ qualifications and independence;

•	performance of the Company’s internal audit function and the independent accountants; and

•	Company’s system of disclosure controls and system of internal controls regarding finance, accounting, legal compliance and ethics that management and the Board have established.

The Audit Committee is directly responsible for the appointment of the independent registered public accounting firm. Both the internal auditors and the independent accountants periodically meet alone with the Audit Committee and have unrestricted access to the Audit Committee. The Board and the Audit Committee has designated Mr. Dillon as its “financial expert.” Further, each member of the Audit Committee is deemed financially literate, as that term is defined by the NYSE.

Compensation and Benefits Committee

The Compensation and Benefits Committee’s primary roles are to:

•	establish and review the executive compensation objectives;

•	recommend the compensation and benefits of the Board and CEO;

•	approve the compensation and benefits of certain senior executive officers of the Company;

•	review and discuss with management the Compensation Discussion and Analysis included in the proxy statement; and

•	review and evaluate the performance of the CEO against corporate goals and objectives.

Executive Committee

The Executive Committee has authority to act on behalf of the Board of Directors on most matters during the period between regular Board meetings.

Finance Committee

The Finance Committee reviews:

•	the capital structure of the Company;

•	short-term borrowing limits;

•	proposed financings;

•	significant proposed mergers and acquisitions;

•	alternatives available for the financing of material acquisitions by the Company;

•	pension plan funding; and

•	the performance of the pension plan’s investment portfolio and manager.

Governance and Nominating Committee

The Governance and Nominating Committee has responsibility for the following:

•	recommends nominees for director;

•	monitors the functions of committees;

•	conducts evaluations of the Board and its committees;

•	suggests to the Board shareholder concerns that should be addressed;

•	reviews the Governance Principles of the Company; and

•	recommends to the Board changes in these principles as appropriate.

Director Nomination Process

Suggestions for director nomination for election at the 2009 annual meeting can be brought to the attention of the Board by the Governance and Nominating Committee, individual members of the Board or by shareholders. A shareholder wishing to suggest an individual for nomination should submit the suggestion by certified mail, return receipt requested, to:

Governance and Nominating Committee

c/o Corporate Secretary

P. O. Box 1638

201 E. Fourth Street

Cincinnati, OH 45201-1638

All suggested nominees must be submitted no later than November 15, 2008, and meet (1) the criteria set forth in the Governance Principles adopted by the Board, (2) the standards of independence established by the NYSE and SEC, and (3) other applicable laws, rules and regulations related to service as a director of the Company; as well as agree to accept a nomination for Board candidacy. Nominations of qualified individuals will be screened by the Governance and Nominating Committee. The Governance and Nominating Committee also has the authority to engage the services of a search firm to assist it in identifying qualified director candidates.

Director Qualifications

Convergys’ Governance Principles contain criteria that may be applied to nominees for a position on its Board. In general, these criteria include:

•	judgment;

•	experience;

•	skills;

•	accountability and integrity;

•	financial literacy;

•	leadership abilities;

•	industry knowledge;

•	diversity;

•	other Board appointments; and

•	independence.

In determining qualifications for new directors, the Governance and Nominating Committee periodically reviews the Board’s succession plan, establishes the experience and attributes needed to fulfill its responsibilities, and works with the CEO to identify management’s needs for advice and counsel. In determining whether an incumbent director should stand for re-election, the Governance and Nominating Committee considers the above factors as well as that director’s attendance at meetings, achievement of satisfactory performance and other matters determined by the Board. Note that one of our directors, our CEO, is not independent.

Shareholder Communications

Shareholders may communicate with the Board by written correspondence addressed to:

Philip A. Odeen

Non-Executive Chairman of the Board

Convergys Corporation

P. O. Box 1638

201 E. Fourth Street

Cincinnati, OH 45201-1638

Shareholders and other interested parties who wish to communicate with Convergys’ non-management directors, may address the correspondence to:

Convergys Corporation

Attention: Director’s Name

P. O. Box 1895

201 E. Fourth Street

Cincinnati, OH 45201-1895

ELECTION OF DIRECTORS

(Item 1 on the proxy card)

The Company’s Amended Articles of Incorporation require that the board of directors be divided into three classes. At each annual meeting of shareholders, directors constituting a class are elected for a three year term. The terms of the Class I Directors expire at the annual meeting of shareholders in 2008. The Board has nominated David B. Dillon, Sidney A. Ribeau, and David R. Whitwam, all of whom are incumbent directors, for election as directors in Class I to serve until the 2011 annual meeting of shareholders. Personal information on each continuing director, as well as the nominees, is provided below. If a director nominee becomes unavailable before the election, your proxy authorizes the proxies to vote for a replacement nominee if named by the Board.

It is the policy of the Board of Directors that a director’s final term shall end at the annual meeting of shareholders following such director’s 72nd birthday unless waived by the Governance and Nominating Committee. Therefore, under some circumstances, a director may not serve his or her entire term. Two members of the Board have reached the age limit this year. Steven C. Mason, a Class I director since 1998, retired as a result of the mandatory retirement age and will not stand for re-election. Upon the recommendation of the Governance and Nominating Committee, the Board approved the waiver of the retirement requirement for Philip A. Odeen. Therefore, Mr. Odeen will continue to serve until the annual shareholders meeting in 2009.

THE BOARD RECOMMENDS THAT YOU VOTE FOR EACH OF THE NOMINEES SET FORTH BELOW FOR CLASS I DIRECTOR:

NOMINEES FOR CLASS I DIRECTORS

(Terms expire in 2011)

David B. Dillon

	Age:	56
	Director Since:	March 2000
	Committees:	Audit Committee (Chair)
Compensation and Benefits Committee Executive Committee
	Principal Occupation:	Chairman and Chief Executive Officer of The Kroger Co. since 2004; Chief Executive Officer of The Kroger Co. since 2003
	Prior Positions Held:	President of The Kroger Co. (1995-2003); Chief Operating Officer of The Kroger Co. (1995-1999 and 2000-2003)
	Other Directorships:	The Kroger Co.

Sidney A. Ribeau

	Age: Director Since: Committees: Principal Occupation: Other Directorships:	60 August 2001 Audit Committee Governance and Nominating Committee President of Bowling Green State University since 1995 The Andersons, Inc. and Worthington Industries, Inc.

David R. Whitwam

	Age:	66
	Director Since:	August 2003
	Committees:	Compensation and Benefits Committee (Chair) Executive Committee Governance and Nominating Committee
	Principal Occupation:	Retired Chairman and Chief Executive Officer of Whirlpool Corporation since July 2004
	Prior Positions Held:	Chairman and Chief Executive Officer of Whirlpool Corporation (1987-2004)
	Other Directorships:	PPG Industries, Inc.

CLASS II DIRECTORS

(Terms expire in 2009)

John F. Barrett

	Age:	58
	Director Since:	May 1998
	Committees:	Executive Committee Finance Committee (Chair)
Principal Occupation:

Chairman of the Board of Western & Southern Financial Group, Inc. and The Western and Southern Life Insurance Company since 2002

President and Chief Executive Officer of Western & Southern Financial Group, Inc. since 2000

President and Chief Executive Officer of The Western and Southern Life Insurance Company since 1994

	Other Directorships:	The Fifth Third Bancorp and its subsidiary, The Fifth Third Bank, and The Andersons, Inc.

David F. Dougherty

	Age:	51
	Director Since:	August 2006
	Principal Occupation:	President and Chief Executive Officer of the Company since April 2007
	Prior Positions Held:	President and Chief Operating Officer (2005-2007); Executive Vice President of Convergys’ Global Information Management Group (2003-2005); Chief Development Officer of Convergys Corporation (2000-2003); President of Convergys Customer Management Group Inc. (1995-2000)

	Other Directorships:	None

Joseph E. Gibbs

Age: Director Since: Committees: Principal Occupation: Prior Positions Held: Other Directorships:

58

December 2000

Compensation and Benefits Committee

Finance Committee

Chairman, Gibbs Investments, LLC since 2002

Co-Founder, Vice Chairman, President and Chief Executive Officer of TGC, Inc. (The Golf Channel) (1991-2001)

Gibbs Investments, LLC, Digital Media Arts College and Front Row Media

CLASS III DIRECTORS

(Terms expire in 2010)

Zoë Baird

	Age: Director Since: Committees: Principal Occupation: Other Directorships:	55 August 2003 Audit Committee Finance Committee President of the Markle Foundation since 1998 Chubb Corporation and Boston Properties

Philip A. Odeen

	Age:	72
	Director Since:	March 2000
	Committees:	Non-Executive Chairman of the Board Compensation and Benefits Committee Executive Committee (Chair) Governance and Nominating Committee (Chair)
	Principal Occupation:	Non-Executive Chairman of The AES Corporation since January 2008
	Prior Positions Held:	Non-Executive Chairman of Avaya Inc. (July 2006 – October 2007); Non-Executive Chairman of The Reynolds and Reynolds Company (2005-2006); Chief Executive Officer of QinetiQ NA Ops., (2005-2006); Chief Executive Officer of The Reynolds and Reynolds Company (July – January 2005)
	Other Directorships:	Northrop Grumman Corporation and The AES Corporation

Richard F. Wallman

	Age:	56
	Director Since:	June 2007
	Committees:	Audit Committee Finance Committee
	Principal Occupation:	Retired Senior Vice President and Chief Financial Officer of Honeywell International, Inc. since July 2003
	Prior Positions Held:	Senior Vice President and Chief Financial Officer of Honeywell International, Inc. (March 1995 – July 2003)
	Other Directorships:	Ariba, Inc., Hayes Lemmerz International Inc., Lear Corporation and Roper Industries, Inc.

Thomas L. Monahan, III

Age:	41
Director Since:	February 2008
Committees:	Audit Committee
Principal Occupation:	Chairman and CEO of The Corporate Executive Board Company since January 2008 Chief Executive Officer of The Corporate Executive Board Company since 2005
Prior Positions Held:	General Manager of the Finance, the Legal & Administration, the Strategy & Innovation, the Information Technology and the Operations Divisions of The Corporate Executive Board Company (2002-2005)

Other Directorships:	The Corporate Executive Board Company

SHARE OWNERSHIP

General

On the record date, February 25, 2008, the outstanding securities of the Company consisted of 182,339,607 Common Shares, without par value (“Common Shares”), of which 54,967,047 were held in treasury, and all of which are one class. The 54,967,047 shares held in treasury are not considered outstanding for quorum, voting or other purposes. Each Common Share has one vote on each matter presented for action at the annual meeting of shareholders. The following table sets forth information, as of the record date, with respect to those persons that the Company believes to be beneficial owners of more than five percent of the Company’s voting securities. The SEC has defined “beneficial owner” of a security to include any person who has or shares voting power or investment power with respect to any such security or has the right to acquire beneficial ownership of any such security within 60 days.

Title of Class	Beneficial Owner	Number of Common Shares	Percent of Class(1)
Common Shares	Western & Southern Life Insurance Co. 400 Broadway Cincinnati, OH 45202	7,411,692	5.8%

Common Shares	Guardian Life Insurance Company of America RS Investment Management Co LLC 388 Market Street, Suite 1700 San Francisco, CA 94111	7,121,640	5.5%

(1)	This percentage is based on 127,372,560 Common Shares outstanding as of February 25, 2008 which does not include treasury shares of 54,967,047.

Section 16(a) Beneficial Ownership Reporting Compliance

Ownership of and transactions in Company securities by certain executive officers and directors of the Company are required to be reported to the SEC pursuant to Section 16 of the Securities Exchange Act of 1934. Based on its review of Forms 3, 4 and 5 furnished to the Company, the Company believes that all of its executive officers, directors and applicable shareholders complied with these filing requirements on a timely basis during 2007 with the exception of Steven C. Mason. Mr. Mason failed to timely file a Form 4 for 2,000 Common Shares purchased by Trust on August 20, 2007. Upon discovery of this omission, Mr. Mason promptly filed the required Form 4 on August 24, 2007.

Directors and Executive Officer Ownership

These tables show the Common Shares that each executive officer included in the Summary Compensation Table and each non-management director and nominee beneficially owned on February 25, 2008. None of these individuals owns beneficially more than 1.0% of the outstanding Common Shares, except for Mr. Orr who beneficially owns 1.5% of the outstanding Common Shares.

Named Executive Officer & Other Executive Officers	Shares Owned(1)
James F. Orr	1,686,065
David F. Dougherty	756,321
Earl C. Shanks	98,392
Jean-Hervé Jenn	22,964
Karen R. Bowman	79,201
Clark D. Handy	2,000

(1)

Includes Common Shares subject to outstanding options which are exercisable by such individuals within 60 days. The following Common Shares subject to such options are included in the totals: 1,347,286 Common Shares for Mr. Orr; 619,736 Common Shares for Mr. Dougherty; 80,000 Common Shares for Mr. Shanks; 0 for Mr. Jenn; 50,296 for Ms. Bowman; and 0 for Mr. Handy. Does not include the following aggregate number of (i) Common Share equivalents credited to such individuals’ accounts under the Convergys Corporation Executive Deferred Compensation Plan described in this Proxy Statement and (ii) Common Shares issuable under the time-based restricted stock units and performance-based restricted stock units granted in 2006 and 2007: 216,950 for Mr. Orr; 378,636 for Mr. Dougherty; 227,679 for Mr. Shanks; 19,000 for Mr. Jenn; 33,476 for Ms. Bowman; and 27,016 for Mr. Handy.

Non-management Directors/Nominees	Shares Owned(1)
Zoë Baird	17,000
John F. Barrett	93,268	(2)
David B. Dillon	62,200
Joseph E. Gibbs	52,500
Steven C. Mason	71,500
Thomas L. Monahan III	0
Philip A. Odeen	65,500
Sidney A. Ribeau	34,000
Richard F. Wallman	3,000
David R. Whitwam	17,000

(1)

Includes Common Shares subject to outstanding options which are exercisable by such individuals within 60 days. The following Common Shares subject to such options are included in the totals: 17,000 Common Shares for Ms. Baird and Mr. Whitwam; 51,000 Common Shares for Messrs. Dillon and Odeen; 42,500 Common Shares for Mr. Gibbs; 65,300 Common Shares for Messrs. Barrett and Mason; 34,000 Common Shares for Dr. Ribeau; and 0 for Messrs. Monahan and Wallman. Does not include the following aggregate number of (i) Common Share equivalents credited to such individual’s accounts under the Directors Deferred Compensation Plan described later in this Proxy Statement and (ii) Common Shares issuable under the time-based restricted stock units granted in 2005, 2006, and 2007 to each non-management director described in this Proxy Statement: 26,803 for Ms. Baird; 14,250 for Mr. Barrett; 11,434 for Mr. Dillon;

15,634 for Mr. Gibbs; 36,642 for Mr. Mason; 5,342 for Mr. Monahan; 17,288 for Mr. Odeen; 35,357 for Dr. Ribeau; 3,307 for Mr. Wallman; and 22,369 for Mr. Whitwam.
(2)

Includes 1,568 Common Shares held directly by members of Mr. Barrett’s family who have the same home address as Mr. Barrett but as to which he disclaims beneficial ownership. Does not include Common Shares held by The Western and Southern Life Insurance Company and its affiliates for which Mr. Barrett serves as Chairman of the Board, President and Chief Executive Officer. Mr. Barrett disclaims beneficial ownership of the Common Shares held by The Western and Southern Life Insurance Company and its affiliates.

On February 25, 2008, Convergys directors and executive officers (a total of 22 people) owned 3,332,016 Convergys Common Shares, of which 2,657,418 were subject to outstanding options, representing approximately 2.56% of the outstanding Common Shares.

COMPENSATION AND BENEFITS COMMITTEE REPORT

The Compensation and Benefits Committee has reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K and, based on that review and discussion, the Compensation and Benefits Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Compensation and Benefits Committee

David R. Whitwam, Chair
David B. Dillon
Joseph E. Gibbs
Philip A. Odeen

COMPENSATION DISCUSSION AND ANALYSIS

Named Executive Officers

This report covers the current Named Executive Officers (“NEOs”), being Messrs. Dougherty, Shanks, Handy and Jenn, and Ms. Bowman, as well as a former executive officer who retired from the Company in 2007, being Mr. Orr.

Compensation Objectives

The Company’s compensation program is designed to meet the following objectives:

•	Align executives with shareholders.

- Incentives facilitate stock ownership and include performance measures that drive long-term sustained shareholder value growth.

•	Include a strong link between pay and performance, measured at all levels.

- A significant portion of compensation is “at risk” based on Company and individual performance. When performance is stronger than the market or comparison companies, total goal compensation rewards that performance.

•	Reinforce business strategy and reflect and reinforce the Company’s values.

- Incentives reward improved business growth and performance and reinforce desired competencies and behaviors. They should recognize contributions to business success that are consistent with core values.

•	Ensure access to needed talent and protect talent from recruitment by competitors.

- To attract and retain senior executives, compensation opportunities are market competitive. An executive’s compensation opportunity is commensurate with the executive’s responsibilities, experience and demonstrated performance.

These objectives align the compensation of our key executives with the Company’s overall business strategies, values and performance, and support the Company’s efforts to develop world-class leaders. Over the past two years, the Company has significantly strengthened its “Pay for Performance” orientation that awards compensation based on Company and individual performance. Our objectives are designed so that as an executive’s level of responsibility increases, a greater portion of the total compensation opportunity is at risk and tied directly to Company performance.

Decision Making Process

The Compensation and Benefits Committee (the “Committee”) reviews annually and recommends to the independent directors for approval, the compensation for the CEO. During Committee meetings at which compensation actions involving the CEO are discussed, the CEO does not participate in the discussions. The Committee is responsible for bringing recommended compensation actions involving the CEO to the entire Board for its review and concurrence.

The Committee also reviews annually and approves the compensation of the executive officers, including the NEOs. The CEO, in collaboration with the senior vice president – human resources, provides recommendations regarding the general design of the Company’s compensation plans for Committee approval as well as any compensation actions involving the executive officers.

The Committee directly engages an independent outside consulting firm to assist in its review of the compensation for the CEO and his direct reports. This firm has no other business relationship with the Company. Management also retains an outside consulting firm to assist in the review and design of the compensation program, as well as preparing a market review of executive compensation.

Independent Consultant Review of Executive Compensation

In accordance with the Committee’s charter, the Committee has the sole authority, to the extent deemed necessary and appropriate, to retain and terminate any compensation consultants, outside counsel or other advisors to the Committee, including having the sole authority to approve the consultant’s or advisor’s fees and other retention terms.

In 2007, the Committee engaged a consultant from Mercer Human Resources LLC (“Mercer”) to assist with executive and non-employee director compensation matters. That consultant left Mercer mid-year and joined Frederic W. Cook Co., Inc (“Cook”). Because of this, the Committee then retained Cook to act as the Committee’s consultant. When appropriate, the Committee has discussions with its consultant without management present to ensure candor and impartiality.

In early 2007, management retained Pearl Meyer & Partners to advise management on executive and non-employee director compensation. In late October, the consultants working with the Company left Pearl Meyer & Partners (“Pearl”) to start their own firm, Grahall Partners, LLC (“Grahall”). Because of this, the Company terminated Pearl and then retained Grahall. For 2007, management utilized the survey data prepared by Towers Perrin to assist it in executive and non-employee director compensation recommendations.

Management’s consultants worked directly with management to research and present information to the Committee related to compensation trends and “best practices” in executive and non-employee director compensation. Executive compensation databases and other resources provided by the consulting firms set the foundation for the benchmarking process, which in turn serves as part of the basis for setting levels of compensation for each of the executive officers and non-employee directors. Management’s consultants may attend Committee meetings in order to present information and to aid in the Committee’s review and analysis.

Benchmarking Process

Our compensation program is benchmarked against a peer group of companies which provide information in a survey form. While the Committee knows the companies which comprise the peer group, the information provided through the survey analysis is an aggregate of all of the information provided by the companies and, as such, information is not available for each specific company.

These companies represent similarly sized publicly traded human resources consulting and outsourcing firms, along with additional companies that compete in similar industries, such as business process outsourcers, transaction processors, and firms specializing in related human capital management functions. In the United States, our peer company group consists of companies that we believe most closely align with the Company’s businesses, have revenues between $900 million and $10 billion or with which we compete for executive talent and investment dollars. The Committee reviews the peer group annually to determine if any change in the composition of the group is necessary.

For 2007, the peer group used for survey analysis consisted of 26 companies:

Accenture	Fiserv Inc.
Advo Inc.	GTECH Holdings Corporation
Alliance Data Systems, Inc.	CheckFree Corporation
Automatic Data Processing	IMS Health Inc.
Avaya, Inc.	Lucent Technologies
Ceridian Corporation	QUALCOMM Inc.
CDI Corporation	Nortel Networks
Crown Castle International Corp.	Pitney Bowes Inc.
Electronic Data Systems Corporation	Sabre Holdings Corp.
EMC Corporation	Seagate Technologies
Emdeon Corporation	Reynolds and Reynolds Company
Equifax Inc.	Unisys Corp.
First Data Corporation	Yahoo Inc.

The peer group changes from year to year. Companies are dropped primarily due to their being acquired or no longer participating in executive compensation surveys. Companies are added to replace those which are dropped based upon the criteria mentioned above. In 2007, the peer group changed from the 2006 peer group as follows: Computer Associates, Imation, Nextel Communications, Novell, Oracle, Siebel Systems and Symbol Technologies were dropped; and CDI Corporation, CheckFree Corp., QUALCOMM Inc., and Seagate Technologies were newly added.

In addition to using information from the peer group survey indicated above, in 2007, the Committee also reviewed compensation data reported in the 2006 proxy statements of 28 companies, being those listed above, plus: CA, Inc., Imation Corp., Novell, Inc., Oracle Corporation, Sprint Nextel Corp. and Symbol Technologies, Inc., but not including CDI Corp, CheckFree Corp, QUALCOMM Inc. and Seagate Technologies.

The results of the benchmark analysis are size-adjusted to reflect differences between the Company’s revenue size and the revenue size of the peer group companies. For individual base salaries and annual and long-term incentive goals, the Committee typically uses as a guideline a range of +/- 15% around the 50 th percentile, based on the executive’s individual performance in the prior year relative to his peers, the executive’s future potential, and the scope of the executive’s responsibilities and experience. The method of setting base salaries and annual and long-term incentive goals enables the Company to attract and retain those individuals who are necessary to lead and manage the Company while enabling it to differentiate between executives and levels of performance and responsibility.

Mr. Dougherty is the CEO of the Company and, as evidenced through the benchmarking process, individuals who hold the CEO position are provided with higher compensation than is provided to NEOs holding lesser positions within the Company. All of the NEOs report to Mr. Dougherty. The differences between each of the NEO’s compensation are related to the nature of the positions held and the different duties and responsibilities associated with their positions, as well as the executive’s performance and years of experience. There is no material difference in the compensation-setting process, peer group, and market goal percentiles used to determine the compensation of each of the NEOs, with the exception of the Board exercising judgment over the CEO’s compensation.

Mr. Jenn is the only non-US-based NEO. He is employed in the United Kingdom and his compensation has historically been set by the Company and has been based on market practice and survey data for the United Kingdom. The differences in his compensation and benefits from the other NEOs are discussed throughout this section.

Components of Our Executive Compensation

Following is a list of each component of executive compensation:

•	Base Salary

•	Annual Incentive

•	Long-Term Incentive

•	Perquisites

•	Retirement and Welfare

•	Change in Control and Severance

Total Compensation Philosophy and Mix of Compensation

The Committee reviews executive compensation programs annually. This is to ensure the Company’s programs are market competitive and meet the objective of providing performance based compensation with the appropriate mix of base salary and short and long-term incentives. As indicated below, the mix is designed so that as an executive’s level of responsibility increases, a greater portion of the total compensation opportunity is at risk and tied directly to the Company’s long-term performance.

	2007 Compensation Mix
	Base Salary	Short-term Incentives	Long-term Incentives	Total
Chief Executive Officer
Mr. Dougherty	17%	19%	64%	100%

Other Named Executive Officers
Mr. Shanks	25%	19%	56%	100%
Mr. Handy	37%	22%	41%	100%
Ms. Bowman	40%	22%	38%	100%
Mr. Jenn	52%	25%	23%	100%

The mix supports our pay-for-performance compensation objective and places a significant amount of compensation earnings at risk.

Explanation of Compensation Components

Base Salaries

Base salaries are designed to reward the NEOs for their performance, experience and skills. Increases in base salaries are used to further reward executives for their excellent performance and for taking on new responsibilities. Rewarding top performers with base salary increases supports our pay for performance objective.

Based on the CEO’s and Committee’s evaluation of their performance, and the use of the benchmarking process, the base salaries for the US-based NEOs were approved for 2007 by the Committee. In the case of the CEO, the Committee, with the use of the benchmarking process and based on its evaluation of performance, recommended and the Board approved, the 2007 base salaries for Mr. Orr and subsequently Mr. Dougherty.

The 2007 base salary for Mr. Shanks was increased by 6.6% versus his 2006 base salary. A comparison of the other executives’ 2007 compensation to their 2006 compensation is not practical due to the following:

•	mid-year position changes for Mr. Orr, Mr. Dougherty and Ms. Bowman in 2007;

•	Mr. Handy was hired and became an executive officer in December 2006; and

•	Mr. Jenn first became an executive officer in December 2007.

Annual Incentives

The Committee has designed the annual incentive compensation to meet its pay for performance objective so as to provide market competitive pay and to reward a NEO for exceptional Company and individual performance. Actual incentive awards will fluctuate year to year based on Company performance and individual performance results. As such, the annual incentive award is tied to performance and supports the Committee’s pay for performance objective.

For the CEO, the Committee reviews and then recommends to the Board for approval the annual incentive compensation amount based upon the Company’s performance and the CEO’s individual performance.

For the other NEOs, the Committee reviews and then determines the annual incentive award amount for each NEO based upon the Company’s performance and his or her individual performance.

For 2007, the determination of the annual incentive award was based upon two main components, being “Company’s Performance” and “Individual Performance,” with each category given the same weight of 50%. The annual incentive award is the sum of the levels of achievement of the Company Performance and the Individual Performance components.

The levels of achievement of the Company Performance and the Individual Performance categories resulted in the annual incentive payments reflected in our Summary Compensation Table below. The payouts for Mr. Orr, Mr. Dougherty and Ms. Bowman also reflect the Committee’s pro-ration of the annual incentive payments based upon the change of their positions during the year, and the related changes to their target payouts and performance goals. While the Committee has discretion to adjust the Individual Performance component of a NEO’s annual incentive award to an amount within +/- 25 percent based on the NEO’s total evaluation, no increases in amounts were made in the NEOs awards for 2007.

•    Company Performance Category. The Company determines “Company Performance” by measuring the level of achievement of the adjusted earnings per share goal (“Adjusted EPS”). The Adjusted EPS goal is used solely for compensation purposes, and is not the same as the earnings per share reported by the Company in its other periodic reports and press releases. It represents the Company’s earnings per share less earnings attributable to the investment in the cellular partnerships of the Company and the effect of the share repurchase program. The Company excludes these earnings because we believe it is necessary so as to not reward the NEOs for earnings that they did not have an active role in attaining.

For 2007, a payout for the Adjusted EPS portion of the annual incentive award could have been earned if Adjusted EPS was between $1.08 and $1.46. Performance within this range would have resulted in a payout ranging from 50% to 200% of goal. If Adjusted EPS was above $1.46, the resulting payout would have been capped at 200%. If below $1.08, there would have been no payout.

The Adjusted EPS generally increases each year. For example, the 2007 Adjusted EPS goal was 21% higher than the 2006 Adjusted EPS goal. The actual Adjusted EPS for 2007 was $1.15 which corresponded to a 69.5% payout of the Adjusted EPS goal.

As reflected by historical performance results, attainment of the goal is neither easy nor certain but is attainable with stronger than expected performance:

•	in 2007, performance against the Adjusted EPS goal failed to meet expectations; resulting in a 69.5% payout

•	in 2006, performance exceeded expectations with payouts of 155%; and

•	in 2005, performance failed to meet expectations resulting in a 77% payout.

•    Individual Performance Category. In 2007, achievement of the Individual Performance category of annual incentive compensation was calculated based on the Company’s performance against Adjusted EPS, a NEO’s business group’s performance and the NEO’s individual performance as determined by that employee’s total performance score (“TPS”).

The total dollars available to fund the Individual Performance component of the annual incentive compensation award, or “pool,” is calculated based upon the percentage achievement of the Company’s Performance (“Individual Performance Pool”). For 2007, the percentage achievement of the Company’s Performance as determined for the Individual Performance Category was 90.9%. Accordingly, the Individual Performance Pool was set at 77.1% of the total dollars available to be distributed at the goal level.

The Individual Performance Pool was then further allocated among business groups based upon each business group’s performance against respective group objectives. The better the business group performed, the higher the percentage of the Individual Performance Pool was allocated to the business group for distribution to the NEO and the employees of the business group. The total opportunity for payout by business group is determined by multiplying the Individual Performance Pool (77.1%) by the respective business group performance factor.

The percentage of the Individual Performance Pool available for distribution by business group is then further allocated among individuals within a given business group based upon individual TPS scores. The Committee uses many financial, business and operational performance measures in the determination of the TPS for the Individual Performance component for each NEO. As an illustration, the Committee uses financial measures such as Adjusted EPS, net revenue, operating income and free cash flow, and business and operational measures such as employee attrition, productivity, utilization, and client satisfaction, among others. Which measures are used varies among the NEOs and there is a level of discretion inherent in the application of the business and operational measures.

While the objectives differ for each NEO depending on his or her responsibilities, they generally break down as follows: 70% is based on the NEO’s level of achievement of his or her business goals and performance measures; and 30% is based on the degree to which the NEO exhibited core leadership competencies in carrying out his or her responsibilities and achieving the business goals and performance measures mentioned above.

The Committee sets challenging performance goals to motivate high business performance and support attainment of the Company’s longer-term financial objectives. These goals are designed to be challenging to attain and typically would not be achieved every year. As for obtaining the higher level or greater payout, the Committee believes that this level would typically be achieved less frequently than the achievement of the annual goal.

Any single performance measure and its goal are not likely to be deemed material to the overall determination of compensation, since it is only one of the many measures and goals used by the Committee in determining overall incentive compensation. The Committee does not publish specific goals or targets for the financial measures since they are confidential information which, if disclosed, would create substantial competitive harm to the Company. For example, disclosure of the specific goals would signal where the Company is shifting strategic focus, giving our competitors unfair insight into our strategic plans, and impairing the Company’s ability to leverage these actions for competitive advantage. The mention of the performance measures above is for illustrative purposes only.

Long-Term Incentives

Reflective of the Committee’s executive compensation objective of rewarding long-term performance, long-term incentives are awarded primarily in the form of equity and are designed to motivate performance towards the long-term goal of increasing shareholder return.

For 2008, in order to strengthen the link between compensation and performance, the Committee will use only performance-based awards for the executive officers, which include the NEOs. The use of time-based awards has been discontinued above the director level for employees. This will further align the interests of the executive officers with the long-term interests of the shareholders, thereby meeting the Company’s program objective of pay for performance.

The Company’s long-term incentive program for 2007 was comprised of the following three components:

•

Time-Based Restricted Stock Units. Fifty percent of the long-term incentive was awarded in the form of time-based restricted stock units. These become fully vested after three years (or earlier in the case of death, disability, retirement, involuntary termination without cause or change in control).

•

Performance-Based Restricted Stock Units. Fifty percent of the long-term incentive was awarded in the form of performance-based restricted stock units, which are earned based on total shareholder return compared to the total shareholder return of companies within the S&P 500 index (excluding the Company).

•

Performance Cash Units. These cash awards provide compensation in excess of the long-term incentive award if our total shareholder return relative to all other S&P 500 companies exceeds the 50th percentile.

This combination of awards:

•	provides a direct link between pay and performance since our stock price can be driven by both market conditions and Company performance;

•	is consistent with market trends in executive compensation and long-term incentives; and

•	minimizes compensation expense as compared to other forms of equity compensation.

Below is a description of the key features of the 2007 performance-based restricted stock units and performance cash units.

•

Performance measure. The Company’s total shareholder return for a performance period is determined by comparing (a) the average closing price of our stock on each trading day occurring during the fourth quarter of the year immediately preceding the start of the performance period to (b) the average closing price of our stock for each trading day occurring during the fourth quarter of the final year of the performance period. The total shareholder return for each S&P 500 company is determined by comparing (a) the closing price of the stock of each company on the trading day immediately preceding the start of the performance period to (b) the closing price of the stock of each company on the last trading day of the performance period. Dividends paid, if any, are added to the change in total shareholder return. The Committee believes that using total shareholder return over a three year period is the best way to tie executive compensation to the creation of long-term value for shareholders.

•

Performance goals. Performance must be at the 34th percentile before any portion of the restricted stock units vest and full vesting occurs only if performance is at or above the 50th percentile. At the 34th percentile, payout of 60% of the performance-based restricted stock unit award is made. For performance cash units, the minimum threshold performance before any payout is made is performance above the 50th percentile and full payout occurs only if performance is at or above the 80th percentile.

•

Timing of Payout. Performance-based awards are generally paid out after the end of the performance period and certification of the performance results by the Committee. The performance criteria for the 2005 and 2006 awards were modified after the performance period began due to a change in the then peer group.

The average closing price of Common Shares for each trading day during the fourth quarter of 2004 was $14.15. The average closing price of Common Shares for each trading day during the fourth quarter of 2007 was $17.23. Thus the Company’s total shareholder return for the period 2005 through 2007 was 21.8%, which placed the Company in the 47.8th percentile when compared to the total shareholder return of the S&P 500 peer group. Per the approved payout schedule, 93.4% of the 2005 performance-based restricted stock units were paid out and 6.6% were forfeited. No performance cash units were awarded. The following earned payouts under the 2005 performance-based restricted stock unit awards were approved by the Committee, and in the case of Mr. Orr and Mr. Dougherty, the Committee recommended and the Board approved in February 2008:

NEO	Target Payout	Earned
Mr. Orr	82,700 shares	77,242 shares
Mr. Dougherty	31,000 shares	28,954 shares
Mr. Shanks	28,500 shares	26,619 shares
Ms. Bowman	10,000 shares	9,340 shares
Mr. Jenn	5,000 shares	4,670 shares

Due to the fact that Mr. Handy was hired in December 2006, he did not have any 2005 performance-based restricted stock unit awards. The shares for Messrs. Orr, Shanks and Jenn and Ms. Bowman were earned in February 2008.

All of the performance-based long-term incentive awards are granted under and pursuant to the terms of the Convergys Corporation 1998 Long-Term Incentive Plan, a plan which is intended to meet the requirements of Code Section 162(m) for deductible compensation. All long-term incentive awards (including stock options granted after June 2001) contain a “claw back” provision which provides for the forfeiture of outstanding awards and requires return of any income recognized with respect to awards that were paid out within the last six months if the employee engages in activity detrimental to the Company, such as, disclosing confidential information, competing with the Company, or interfering with client relationships.

In 2007, the Committee also approved an award of 60,000 restricted stock units to Mr. Dougherty as a result of his promotion to CEO. The Committee granted this award to ensure Mr. Dougherty’s continued and long-term retention and to compensate him for the assumption of additional duties and responsibilities. This time-based award vests in two equal pieces, one-half of the award vests on April 16, 2012 and one-half vests on April 16, 2015.

Perquisites

The Company provides certain perquisites to assist in the attraction and retention of the NEOs and, in the case of certain perquisites, promote their health and safety.

Long-Term and Short-Term Disability Benefits. The Company provides the executive officers with a replacement income benefit of 15% of average monthly compensation in addition to the normal replacement income benefit of 60% in the event of a long-term disability (subject to a combined maximum monthly benefit of $22,500 per month). In the case of a catastrophic long-term disability, the plan provides a replacement income benefit of up to 100% of the executive officer’s average monthly compensation. The Company also provides a short-term disability benefit to the executive officer which provides a replacement income benefit of 100% of the executive’s average monthly compensation for up to 52 weeks in the event of a disability, versus 60% and 26 weeks for other employees.

Annual Physicals. For 2007, the Company provided the US-based NEOs with an opportunity for an annual physical examination through a partnership established with a local health care provider. In 2008, all NEOs are required to have an annual physical and the Company will reimburse the executive for any out of pocket costs not covered by the medical plan.

Personal Use of Company Aircraft. The Company permits the US-based NEOs to use the Company aircraft for personal travel. If space is available, their spouse and family members may accompany them. The value of this benefit is imputed in the income of those individuals who use it. In 2007, Mr. Orr and Mr. Dougherty utilized this benefit on a limited basis; Messrs. Shanks, Handy and Jenn and Ms. Bowman did not use this benefit.

Relocation Assistance. The Company provided relocation assistance to both Mr. Handy, who relocated from Pennsylvania, and Ms. Bowman, who relocated from Florida, during 2007. The benefits were provided pursuant to a relocation plan that the Company offers to employees at a certain level who are required to relocate as part of the job for which they are hired or as part of the position to which they are transferred or promoted.

Perquisites Eliminated for 2008

Financial Planning and Legal Services. In 2007, the Company reimbursed the US-based NEOs for financial planning and legal services in an amount up to $10,000 per year in the case of Mr. Orr and Mr. Dougherty, and $7,500 per year in the case of Mr. Shanks, Mr. Handy and Ms. Bowman. The Company also arranged for financial planning services to be provided to certain of its executive level employees through an agreement with a local financial institution. The Company provided for a tax gross up on the imputed income to Mr. Handy in 2007 for the value of the financial planning services he received. Effective in 2008, the financial planning services and the reimbursement programs as a perquisite have been eliminated. For those who were eligible to participate prior to 2008, a one time adjustment approximating the value of the benefit was added to each individual’s annual incentive compensation goal. No further adjustments will be made.

Car Allowance. The Company provided a monthly car allowance in an amount equal to $1,400 per month for Mr. Orr, and $1,065 per month for Messrs. Dougherty, Shanks and Handy as well as for Ms. Bowman. A monthly car allowance of $2,000 was provided to Mr. Jenn. As of 2008, these benefits as a perquisite have been eliminated for all US-based NEOs. For those who were eligible to participate prior to 2008, a one time adjustment approximating the value of the benefit was added into each individual’s base salary.

Retirement

Retirement Benefits. The Company provides the US-based NEOs with qualified and non-qualified retirement and savings plan benefits. Market survey data provided by Pearl Meyer Partners and Mercer indicated that these benefits are comparable to benefits provided by other companies in our peer group. Mr. Jenn, who is located in the UK, does not participate in any of the plans listed in this section. He does, however, receive an annual contribution equal to eight percent of his compensation under a UK pension scheme.

In order to allow its executives to benefit from the favorable features of a qualified plan (up to the permissible limits), the Company has structured its retirement benefits so that the executives’ retirement benefits are provided through both qualified and non-qualified savings and pension plans. As to pension benefits, each executive participates in one (but not both) of two non-qualified pension plans, being either the non-qualified excess pension plan or the Supplemental Executive Retirement Plan (“SERP”).

Effective April 1, 2008, the Company’s US qualified pension plan and the non-qualified excess benefit plan will be frozen. No additional benefits will accrue under the qualified pension plan or the non-qualified excess pension plan after March 31, 2008.

Non-Qualified Excess Pension Plan. The Company’s non-qualified excess pension plan provides a pension benefit to employees whose pension benefit under the qualified pension plan is reduced or capped due to IRS limitations applicable to that plan. Mr. Shanks and Mr. Handy are currently eligible to receive a benefit under this plan; however, once they become vested in a benefit under the SERP they are no longer eligible to receive a benefit under the Non-Qualified Employee Pension Plan. Mr. Dougherty and Ms. Bowman are not eligible since they have vested in the SERP.

Supplemental Executive Retirement Plan. The SERP provides an enhanced pension benefit designed to attract and retain certain top executives. As modified by the Committee in 2007, the annual benefit under the SERP is 50% of the executive’s final average pay (reduced by the executive’s qualified pension benefit). This benefit is reduced if the executive has not attained at least age 62 and completed 25 years of service at retirement. The reduction is 3.5% for each year of age under age 62 and 3.5% for each year of service under 25 years. Participants become vested upon completing five years of service. Final average pay is defined as the executive’s highest base salary and annual incentive goal over the last five years of his or her career.

Messrs. Dougherty, Shanks, Handy and Ms. Bowman are participants in the SERP. Mr. Shanks and Mr. Handy are not yet vested in the SERP. Mr. Shanks and Mr. Handy receive additional service credits under the SERP. For purposes of calculating Mr. Shanks’ and Mr. Handy’s benefit under the SERP at termination, each will be credited with one additional year of service for each year of service completed, until a maximum of 25 years of service credit is reached for Mr. Shanks, and up to a maximum of five years of additional service credit for Mr. Handy.

In 2007, Mr. Dougherty and Mr. Shanks agreed to a modification of their SERP benefit which freezes their pay for purposes of the SERP calculation at their 2007 compensation level.

The modifications to the SERP described above did not affect Mr. Orr, who, in 2004 was vested under the SERP. Upon Mr. Orr’s retirement in December 2007, he was entitled to an annual benefit payable for his life equal to 55% of his final average pay, offset by his qualified pension benefit. As allowed under the terms of the plan, he elected to receive his benefit as a lump sum payment.

Executive Deferred Compensation Plan. The Executive Deferred Compensation Plan is a non-qualified savings plan offered to approximately 800 of the Company’s senior management employees. The plan enables these individuals to defer compensation in excess of the limits that apply to qualified plans, like the Company’s

401(k) plan, and provides for a Company matching contribution. Earnings on amounts credited to the plan are determined by the investment options selected by each participant which are similar to those offered to participants under the Company’s 401(k) plan.

Welfare Benefits. The Company provides the US-based NEOs with the same health and welfare benefits provided generally to other employees, at the same premium rates. Mr. Jenn is provided with company-paid health insurance for himself, his spouse and children through a UK-based plan.

Post-Retirement Health Care Benefit. Messrs. Orr, Dougherty and Shanks are eligible for the same company-subsidized post-retirement health care benefit which is generally available to all corporate employees and Information Management employees hired prior to January 1, 2004. Mr. Handy and Ms. Bowman will be provided with access to post-retirement health care benefits which are generally available to employees hired after December 31, 2003.

Split-Dollar Life Insurance. The Company provides the US-based NEOs and other executive level employees with an executive life insurance benefit, through a split-dollar endorsement arrangement, equal to three times base salary during employment and one times base salary after retirement. Due to special tax rules that apply to split-dollar life insurance arrangements, this life insurance benefit is a taxable benefit. The Company provides a gross-up for taxes owed as a result of the imputed income associated with this benefit.

Change in Control and Severance

The Committee believes that senior management should be free of distraction in circumstances arising from the possibility of a change in control of the Company. Accordingly, the Company has provided for certain benefits intended to keep executives neutral to job loss when faced with the need to (a) support value maximizing corporate transactions that could result in their personal job loss, (b) help the Company retain key executives during major corporate transactions, and (c) provide competitive and fair severance arrangements to executives to allow smooth transition to new employment should their job be eliminated following a change in control. Further detail about these benefits, including payment amounts based upon certain circumstances, is provided in the “Change in Control and Severance Arrangements” table.

Per the US-based NEOs’ letter agreements, they are also entitled to certain severance benefits in the event their employment is terminated without cause prior to a change in control. To determine the terms of the change in control provisions, the Committee analyzed the terms of the similar arrangements for comparable executives employed by companies in our peer group. It also considered the post-termination non-compete obligations which would apply to the executives. These factors lead to the amounts and the triggering events provided for under the agreements. The benefits were part of the overall compensation package used to attract the executive to his or her position.

The Committee continues to monitor and perform competitive analysis on the level of change in control and severance benefits being provided under the agreements with its executives and under the terms of the long-term incentive plan. In fact, as mentioned in other areas of this Proxy Statement, the Committee has recently made changes to some of the letter agreements applicable to the NEOs and to the long-term incentive plan.

Recent Impacts in Compensation

The Company’s executive compensation program has recently been changed to include:

For Mr. Dougherty and Mr. Shanks

•

Replacement of employment agreements with new letter agreements. The new agreements eliminated the automatically renewing term of the prior agreements and now expire at the end of 2008, eliminated guaranteed minimum levels of annual and long-term incentive compensation, eliminated the “single trigger” unconditional walk away provision that previously applied in the event of a change in control and replaced it with a “double trigger,” and provided for a 280G gross-up only if payments exceed the 280G limitation by more than 15%.

•

A freeze on the amount of pay to be taken into account in determining Mr. Dougherty and Mr. Shanks’ SERP benefit. Their SERP benefit will be based on their base salary and target annual incentive as of December 31, 2007, and will not increase based on future increases in such compensation.

•	This change resulted in approximate reductions of $6.0 million and $3.0 million of potential benefits for Mr. Dougherty and Mr. Shanks, respectively.

•

Mr. Dougherty and Mr. Shanks recommended to the Committee, and the Committee accepted the recommendations, that they each receive no merit increase and no increase in the annual incentive target in 2008.

For All US-Named Executive Officers

•

A freeze of benefit accruals under the Company’s pension plan and non-qualified excess pension plan coupled with a 1% increase in the matching contribution under the Company’s 401(k) and deferred compensation plans effective April 1, 2008.

•

Amendment to the long-term incentive plan to provide that performance cash units issued after February 2007 will pay out based only on attainment of performance goals through the date of a change in control (as opposed to payout at maximum level).

•

Delivery of long-term incentive compensation to executive officers for 2008 solely in the form of performance based awards, previously a portion of long-term incentive compensation included time based awards.

Stock Ownership Guidelines

The Committee believes that senior management should have a significant equity interest in the Company. In order to promote equity ownership and further align the interests of management with our shareholders, all US-based NEOs are subject to minimum stock ownership guidelines. The ownership guidelines are as follows:

CEO	5 times base salary
Other US-based NEOs	3 times base salary

Stock options, including vested stock options, and unvested performance-based restricted stock units are not included in determining whether an executive has achieved these ownership levels. Executives subject to the guidelines have four years from the date they first become subject to the guidelines to achieve the required stock ownership. Mr. Handy and Ms. Bowman have only recently become subject to the policy. As of December 31, 2007, Mr. Dougherty and Mr. Shanks had ownership in excess of the guidelines.

Timing of Equity Awards

Equity grants are made annually by the Committee typically on a date at the end of the first quarter but within the first 90 days of the start of the year. This timing is designed to attempt to comply with the requirements of Section 162(m) and to allocate the expense appropriately. Details regarding the grants, including the terms of the grants, the recipients, the size of the grants and the date of grants are reviewed and approved by the Committee, usually during its meeting in February. In the case of stock options, the exercise price is set at the average of the high and low price on the NYSE of Common Shares on the date of grant, although the Committee has not issued stock option grants since January 2004.

If an executive level employee is hired or promoted after the annual grant has been made, the employee may be eligible to receive an equity award. Unless the individual is an officer, the CEO has the authority to approve the grant within guidelines established by the Committee. The CEO is required to report to the Committee at each of its meetings any grants he has approved. If the individual is an officer, only the Committee can approve an equity award.

Tax and Accounting Treatment of Executive Compensation

Favorable accounting and tax treatment of the various elements of our compensation program is an important, but not the sole, consideration in their design. Section 162(m) of the Code limits the deductibility of certain items of compensation to $1,000,000 annually. The Committee has approved the Company’s short-term and long-term compensation design in an attempt to maximize the amount deductible, when in its judgment, it is in the best interest of the Company and its shareholders. Deductibility can however depend upon the timing of an executive’s vesting or exercise of previously granted rights.

For those executives whose compensation is subject to the limitations of Section 162(m) of the Code, the portion of their annual incentive payout based on Adjusted EPS is paid pursuant to the terms of the Annual Executive Incentive Plan, a plan designed to attempt to comply with the requirements of Section 162(m) for deductible compensation.

For 2007, certain amounts payable to Mr. Dougherty and Ms. Bowman were not fully deductible by the Company. The amounts for Mr. Dougherty and Ms. Bowman which were not deductible related mainly to the vesting of equity awards issued in prior years.

Due to limitations on the deductibility of certain costs associated with the use of Company-provided aircraft, a tax deduction of $57,733 was lost by the Company in 2007.

SUMMARY COMPENSATION TABLE

This table covers the current NEOs, being Messrs. Dougherty, Shanks, Handy and Jenn and Ms. Bowman, as well as one former executive officer who retired from the Company in 2007, Mr. Orr. The table below summarizes the total compensation paid to or earned by each of the NEOs and the one former officer for the fiscal year ended December 31, 2007 and compensation paid to or earned by the NEOs for fiscal year ended December 31, 2006.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)(5)	Total ($)
James F. Orr (6)	2007	$621,333		$5,650,423	$0	$235,294	$851,447	$194,272	$6,701,322
Former Chairman and Chief Executive Officer	2006	$964,000		$5,957,958	$55,497	$1,326,271	$172,124	$142,311	$8,618,161

David F. Dougherty	2007	$710,000		$2,361,466	$0	$591,521	$0	$77,700	$3,740,687
President and Chief Executive Officer	2006	$563,333		$1,722,768	$18,097	$738,365	$0	$42,806	$3,085,369

Earl C. Shanks	2007	$485,000		$1,154,982	$0	$284,373	$0	$89,465	$2,013,820
Chief Financial Officer	2006	$455,000		$1,161,686	$135,356	$466,255	$170,641	$77,028	$2,465,966

Jean-Hervé Jenn (7)	2007	$509,081		$240,608	$0	$204,839	$0	$65,871	$1,020,399
Senior Vice President and President – International and Consulting

Karen R. Bowman Senior Vice President, General Counsel and Corporate Secretary	2007	$308,333		$308,467	$0	$128,665	$0	$227,137	$972,602

Clark D. Handy	2007	$300,000		$183,839	$0	$144,143	$22,369	$237,025	$865,007
Senior Vice President	2006	$16,440	$100,000	$6,678	$0	$0	$0	$13,087	$136,205
Human Resources

(1)

This dollar amount is the amount recognized for financial statement reporting purposes for each year in accordance with FAS 123R. The assumptions used to calculate the value of the stock awards reported in this column for 2007 are those assumptions described in footnote 9 of the Company’s financial statements for 2007. The value of the stock awards includes value received for stock granted in prior years that vested in 2007. The following values are for stock awards granted in 2007:

Mr. Orr	$4,739,777
Mr. Dougherty	$1,000,066
Mr. Shanks	$350,985
Ms. Bowman	$76,657
Mr. Handy	$103,703
Mr. Jenn	$56,170

The assumptions used to calculate the value of the stock awards reported in this column for 2006 are those assumptions described in footnote 2 and 10 to the Company’s financial statements for 2006.

(2)

This dollar amount is the amount recognized for financial statement reporting purposes for 2006 in accordance with FAS 123R. The assumptions used to calculate the value of the option awards reported in this column are those assumptions described in the Stock Compensation section of footnote 2 to the Company’s financial statements. These dollar amounts relate to options awarded in 2003 which were previously reported.

(3)	For 2007 in order to meet the requirements of Code Section 162(m) the following amounts were paid pursuant to the Annual Executive Incentive Plan; $266,416 for Mr. Dougherty and $60,813 for Mr. Handy.

(4)

Represents change in pension value. The change in the pension value is generally attributable to an additional year of accrual offset by an increase in the discount rate and a change in the mortality table. For 2007, the decrease in the pension values for Mr. Dougherty, Mr. Shanks and Ms. Bowman is primarily attributable to the increase in the discount rate and the changes to the SERP which resulted in a later assumed retirement age. These factors resulted in an overall decrease in pension value as follows:

Mr. Dougherty	$(1,159,569)
Mr. Shanks	$(407,023)
Ms. Bowman	$(387,571)

The change in Mr. Orr’s pension is attributable to the use of the actual lump sum conversion basis used to calculate his benefit upon his retirement at the end of 2007 versus the valuation assumptions used to calculate the prior year’s benefit. The assumptions used to calculate pension values as of December 31, 2006 and December 31, 2007 which were used in determining the change in pension value are described in footnote 2 to the Pension Benefits Table. The Company does not provide for above-market or preferential earnings on non-qualified deferred compensation.

(5)

Represents perquisites and the following non-perquisite items: Company contributions to the 401(k) and deferred compensation plans, Company contribution to UK pension scheme (in the case of Mr. Jenn), life insurance premiums and tax gross-up on life insurance premium, the financial consulting services and relocation benefits. The Company provides the following perquisites to one or more of the NEOs: personal use of corporate aircraft, automobile allowance, reimbursement for financial and legal services, financial consulting services, supplemental long-term disability insurance, annual physical, supplemental family health insurance in the case of Mr. Jenn only and relocation assistance. For 2007, non-perquisite items exceeding $10,000 include the following: $70,618 (Company contribution to deferred compensation plan) for Mr. Orr; $57,505 (Company contribution to deferred compensation plan) for Mr. Shanks, $37,507 (tax gross-up for relocation) for Ms. Bowman, $55,815 (tax gross-up for relocation and health) for Mr. Handy, and $40,726 (Company contribution to UK pension scheme) for Mr. Jenn. Perquisites exceeding the greater of $25,000 or 10% of the total amount of perquisites for each NEO included $68,063 for Mr. Orr’s personal use of the Company plane, $39,920 for Mr. Dougherty’s personal use of the Company plane, $156,836 for Ms. Bowman’s relocation, and $145,609 for Mr. Handy’s relocation. The amounts reported for Mr. Orr and Mr. Dougherty associated with their personal use of the Company plane represent the incremental variable costs incurred by the Company (calculated on an after-tax basis) for such flights, including charges for flight operation, ground transportation, food and beverage, and applicable taxes. The amount also includes the lost tax deduction associated with such use. The amounts reported for Ms. Bowman and Mr. Handy associated with their relocation represent the aggregate incremental cost incurred by the Company in providing the relocation benefit, including fees and expenses paid to the third party relocation provider, reimbursement to the executive for travel, lodging and meals, closing costs and other related expenses incurred in the sale of the executive’s home and the purchase of a new home, and temporary housing costs.

(6)	Mr. Orr, former Chief Executive Officer, retired from the Company effective December 31, 2007.

(7)

Mr. Jenn is employed in the United Kingdom and compensation paid to him is paid in British pounds. For purposes of reporting payments in the Summary Compensation Table and other tables included in this Proxy Statement, payment amounts were converted to US dollars using the average daily exchange rate from January 1, 2007 to December 31, 2007, where one US dollar equals 0.49967476 British pounds.

The current letter agreements for Messrs. Dougherty’s, Shanks’, Handy’s and Ms. Bowman’s employment provide for a minimum level of base salary but do not guarantee future levels of annual incentive or long-term incentive goals. Base salary and annual and long-term incentive goals are set each year using the methodology described above in the “Compensation and Discussion Analysis” section. Each of them may be terminated by the Company without notice, and with or without cause. Mr. Jenn must be provided with six months notice prior to termination without cause.

Mr. Handy’s and Mr. Jenn’s agreements do not have a term of expiration. Mr. Dougherty’s and Mr. Shanks’ letters expire on December 31, 2008, and Ms. Bowman’s letter expires on May 31, 2010.

If the executive’s employment is terminated or constructively terminated within two years after a change in control, Mr. Dougherty and Mr. Shanks receive a lump sum payment equal to three times, and Mr. Handy and Ms. Bowman two times, the sum of their base salary and annual incentive award. Benefits continue for three years for Mr. Dougherty and Mr. Shanks, and two years in the case of Ms. Bowman, while Mr. Handy would receive a lump sum payment equal to the value of two years continued benefits.

If the executive’s employment is terminated by the Company without cause, Mr. Dougherty and Mr. Shanks would receive a lump sum severance payment equal to two times, one time in the case of Mr. Handy and Ms. Bowman, the executive’s base salary and annual incentive award, and Mr. Dougherty and Mr. Shanks would continue to be provided benefits for two years, Ms. Bowman for one year, and Mr. Handy a lump sum cash payment equal to the value of one year continued benefits.

Mr. Jenn’s agreement requires the company to provide six months notice of termination. His compensation and benefits must continue for the six month notice period regardless of whether or not he continues to perform services for the Company.

GRANTS OF PLAN-BASED AWARDS

The table below provides information about the plan based awards granted for the fiscal year ended December 31, 2007.

			Different Action/ Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards		Estimated Future Payouts Under Equity Incentive Plan Awards		Grant Date Fair Value of Stock Awards ($)(5)
Name	Grant Date			Target ($)	Maximum ($)	Target (#)	Maximum (#)
James F. Orr	1/1/07	(1)	2/20/07	$321,000	$624,000	0	0	0
	3/30/07	(2)	2/20/07	$0	$4,642,000	0	0	0
	3/30/07	(3)	2/20/07	$0	$0	101,892	101,892	$2,585,810
	3/30/07	(4)	2/20/07	$0	$0	101,891	101,891	$2,153,967

David F. Dougherty	1/1/07	(1)	2/20/07	$766,667	$1,533,334	0	0	0
	3/30/07	(2)	2/20/07	$0	$3,260,000	0	0	0
	3/30/07	(3)	2/20/07	$0	$0	64,673	64,673	$1,641,077
	3/30/07	(4)	2/20/07	$0	$0	64,673	64,673	$1,367,182
	4/17/07	(6)	2/20/07	$0	$0	60,000	60,000	$1,581,900

Earl C. Shanks	1/1/07	(1)	12/5/06	$375,000	$750,000	0	0	0
	3/30/07	(2)	2/19/07	$0	$1,035,000	0	0	0
	3/30/07	(3)	2/19/07	$0	$0	28,119	28,119	$713,520
	3/30/07	(4)	2/19/07	$0	$0	28,118	28,118	$594,412

Jean-Hervé Jenn	1/1/07	(1)	3/15/07	$242,158	$484,316	0	0	0
	3/30/07	(2)	2/19/07	$0	$155,000	0	0	0
	3/30/07	(3)	2/19/07	$0	$0	4,500	4,500	$114,188
	3/30/07	(4)	2/19/07	$0	$0	4,500	4,500	$95,130

Karen R. Bowman	1/1/07	(1)	8/27/07	$176,667	$353,334	0	0	0
	3/30/07	(2)	2/19/07	$0	$225,000	0	0	0
	3/30/07	(3)	2/19/07	$0	$0	6,000	6,000	$152,250
	3/30/07	(4)	2/19/07	$0	$0	6,000	6,000	$126,839

Clark D. Handy	1/1/07	(1)	12/5/06	$175,000	$350,000	0	0	0
	3/30/07	(2)	2/19/07	$0	$290,000	0	0	0
	3/30/07	(3)	2/19/07	$0	$0	8,308	8,308	$210,816
	3/30/07	(4)	2/19/07	$0	$0	8,308	8,308	$175,630

(1)

Non-equity annual incentive award for 2007, the amount and performance criteria for which was approved by the Compensation and Benefits Committee at a meeting held on December 5, 2006. In the case of Mr. Dougherty, effective May 1, 2007, an increase in the annual incentive goal was approved. In the case of Ms. Bowman, effective September 1, 2007, an increase in the annual incentive goal was approved. In the case of Mr. Orr, his participation was cancelled effective May 1, 2007. Payouts can range from a minimum of $0 up to a maximum of 200% of the goal amount. Actual payouts for 2007 are reported in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table above.

(2)

Non-equity long-term incentive performance cash unit awards, the amount and performance criteria for which was approved by the Committee on February 19, 2007, and in the case of Mr. Orr and Mr. Dougherty, by the Board on February 20, 2007. No cash unit awards were paid for 2007 performance. The awards are designed to reward for relative total shareholder return over the three consecutive year period ending December 31, 2009 above the 50th percentile. Payouts can range from a minimum of $0 up to the maximum dollar amounts reflected in this table. In the event of death or termination without cause prior to the end of the performance period, payout is made based on performance through the end of the year preceding the year of termination. In the event of a change in control, the award pays out based on performance through the date of the change in control. In the event of voluntary termination (other than retirement or disability) prior to the end of the performance period, the award is forfeited.

(3)

Long-term equity incentive award in the form of a time-based restricted stock unit approved by the Committee on February 19, 2007 or in the case of Mr. Orr and Mr. Dougherty by the Board on February 20, 2007. The award vests in full on February 1, 2010, or earlier in the event of death, disability, retirement, termination without cause or change in control.

(4)

Long term equity incentive award in the form of a performance-based restricted stock unit the amount and performance criteria for which was approved by the Committee on February 19, 2007 and in the case of Mr. Orr and Mr. Dougherty, by the Board on February 20, 2007. The award is designed to incent relative total shareholder return performance over the three consecutive year period ending on December 31, 2009. Payouts can range from a minimum of 0 shares (for performance below the 34th percentile) up to a maximum of the target number of shares (for performance at or above the 50 th percentile). In the event of death or a change in control, the award pays out immediately at the target level. In the event of termination without cause prior to the end of the performance period, payout is made based on performance through the end of the year preceding the year of termination. In the event of voluntary termination (other than retirement or disability) prior to the end of the performance period, the award is forfeited.

(5)	Computed in accordance with FAS 123R.

(6)

Long-term equity incentive award in the form of a time-based restricted stock unit approved by the Board on February 20, 2007. One-half of the award vests on April 16, 2012 and one-half vests on April 16, 2015.

The 2007 annual incentive awards were approved by the Compensation and Benefits Committee at its meeting held on December 5, 2006, effective for the performance period beginning January 1, 2007. Fifty percent of the award is payable based on attainment of the Adjusted EPS goal. The other 50% of this award is payable based on attainment of pre-established individual goals. Part of Messrs. Orr, Dougherty, Shanks and Handy annual incentive award was payable pursuant to the Annual Executive Incentive Plan, a plan designed to satisfy the requirements of Section 162(m) of the Code. Additional details regarding the Adjusted EPS goal established under the Annual Executive Incentive Plan and the individual goals for 2007, as well as the payouts provided at each level of goal attainment, can be found in the Compensation Discussion and Analysis section.

Time-based restricted stock units, performance-based restricted stock units, performance cash units and restricted stock awards are awarded under and pursuant to the Convergys Corporation Long-Term Incentive Plan, as amended. The size and other terms and conditions of the awards, including a grant date of March 30, 2007 were approved by the Compensation and Benefits Committee at its meeting held on February 19, 2007 (or in the case of the CEO, by the Board at its meeting on February 20, 2007). Additional information about these awards, including information about how the size of the awards is determined and the performance criteria applicable to performance based awards can be found in the Compensation Discussion and Analysis section.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Option Awards			Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(1)		Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(3)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(4)
James F. Orr	260,488	$22.219	1/4/09	0		0	0		0
	305,690	$29.532	1/3/10	0		0	0		0
	306,000	$43.625	1/2/11	0		0	0		0
	230,000	$36.670	1/2/12	0		0	0		0
	15,108	$12.550	1/31/13	0		0	0		0
	230,000	$11.550	2/25/13	0		0	0		0
	0	0	0	0		0	82,700	(6)	$1,361,242
	0	0	0	0		0	108,600	(8)	$1,787,556
	0	0	0	0		0	101,891	(10)	$1,677,126

David F. Dougherty	27,200	$17.439	1/2/08	0		0	0		0
	161,500	$15.000	8/13/08	0		0	0		0
	79,524	$22.219	1/4/09	0		0	0		0
	100,000	$29.532	1/3/10	0		0	0		0
	25,000	$44.282	6/1/10	0		0	0		0
	100,000	$43.625	1/2/11	0		0	0		0
	75,000	$36.670	1/2/12	0		0	0		0
	3,712	$12.550	1/31/13	0		0	0		0
	75,000	$11.550	2/25/13	0		0	0		0
	0	0	0	31,000	(5)	$510,260	0		0
	0	0	0	0		0	31,000	(6)	$510,260
	0	0	0	54,300	(7)	$893,778	0		0
	0	0	0	0		0	54,300	(8)	$893,778
	0	0	0	64,673	(9)	$1,064,518	0		0
	0	0	0	0		0	64,673	(10)	$1,064,518
	0	0	0	60,000	(13)	$987,600	0		0
	0	0	0	75,000	(11)	$1,234,500	0		0

Earl C. Shanks	80,000	$16.040	11/13/13				0		0
	0	0	0	28,500	(5)	$469,110	0		0
	0	0	0	0		0	28,500	(6)	$469,110
	0	0	0	31,100	(7)	$511,906	0		0
	0	0	0	0		0	31,100	(8)	$511,906
	0	0	0	28,119	(9)	$462,839	0		0
	0	0	0	0		0	28,118	(10)	$462,822

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END—(Continued)

	Option Awards			Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(1)		Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(3)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(4)
Jean-Hervé Jenn	0	0	0	5,000	(5)	$82,300	0		0
	0	0	0	0		0	5,000	(6)	$82,300
	0	0	0	5,000	(7)	$82,300	0		0
	0	0	0	0		0	5,000	(8)	$82,300
	0	0	0	4,500	(9)	$74,070	0		0
	0	0	0	0		0	4,500	(10)	$74,070

Karen R. Bowman	2,000	$15.000	8/13/2008	0		0	0		0
	5,500	$22.219	1/4/2009	0		0	0		0
	12,000	$29.532	1/3/2010	0		0	0		0
	13,000	$43.625	1/2/2011	0		0	0		0
	15,000	$36.670	1/2/2012	0		0	0		0
	2,796	$12.550	1/13/2013	0		0	0		0
	0	0	0	10,000	(5)	$164,600	0		0
	0	0	0	0		0	10,000	(6)	$164,600
	0	0	0	10,000	(7)	$164,600	0		0
	0	0	0	0		0	10,000	(8)	$164,600
	0	0	0	6,000	(9)	$98,760	0		0
	0	0	0	0		0	6,000	(10)	$98,760

Clark D. Handy	0	0	0	10,000	(12)	$164,600	0		0
	0	0	0	8,308	(9)	$136,750	0		0
	0	0	0	0		0	8,308	(10)	$136,750

(1)	Time Based Restricted Stock Units.

(2)	Value reported was determined by multiplying the number of shares shown by the closing price of Convergys shares as of December 31, 2007 which was $16.46.

(3)	Performance Based Restricted Stock Units.

(4)

Value reported was determined by multiplying the number of shares shown (which, for performance-based restricted stock unit awards, is the payout amount at both the target and maximum levels) by the closing price of Convergys shares as of December 31, 2007, which was $16.46.

(5)	Time-based restricted stock unit award that vested on February 1, 2008.

(6)	Performance-based restricted stock unit award where the number of shares issued depends on the satisfaction of certain performance criteria over the three-year period ending December 31, 2007.

(7)

Time-based restricted stock unit award that vests on February 1, 2009. Earlier vesting with respect to all or part of the award may occur sooner in the event of death, disability, retirement, involuntary termination without cause or change in control.

(8)

Performance-based restricted stock unit award where the number of shares issued depends on the satisfaction of certain performance criteria over the three-year period ending December 31, 2008. Earlier vesting with respect to all or part of the award may occur sooner in the event of death, disability, retirement, involuntary termination without cause or change in control.

(9)

Time-based restricted stock unit award that vests on February 1, 2010. Earlier vesting with respect to all or part of the award may occur sooner in the event of death, disability, retirement, involuntary termination without cause or change in control.

(10)

Performance-based restricted stock unit award where the number of shares issued depends on the satisfaction of certain performance criteria over the three-year period ending December 31, 2009. Earlier vesting with respect to all or part of the award may occur sooner in the event of death, disability, retirement, involuntary termination without cause or change in control.

(11)

Restricted stock award that vests on September 6, 2008. Earlier vesting with respect to all or part of the award may occur sooner in the event of death, disability, retirement, involuntary termination without cause or change in control.

(12)

Time-based restricted stock unit award that vests on December 10, 2009. Earlier vesting with respect to all or part of the award may occur sooner in the event of death, disability, retirement, involuntary termination without cause or change in control.

(13)

Time-based restricted stock unit award that vests with respect to 30,000 shares on April 16, 2012 and with respect to the remaining 30,000 shares on April 16, 2015. Earlier vesting with respect to all or part of the award may occur sooner in the event of death, disability, retirement, involuntary termination without cause or change in control.

OPTION EXERCISES AND STOCK VESTED

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)(2)
James F. Orr	0	$0	461,187	(1)	$9,250,825
David F. Dougherty	0	$0	69,350	(2)	$1,806,335
Earl C. Shanks	0	$0	82,725	(3)	$1,922,993
Jean-Hervé Jenn	15,000	$107,525	29,250		$588,225
Karen R. Bowman	0	$0	33,875		$901,886
Clark D. Handy	0	$0	0		$0

(1)	Value realized is the difference between the grant price and the exercise price.

(2)	Value realized is determined by multiplying the number of shares or units vested by the Fair Market Value on the day of vesting.

The following table shows as of December 31, 2007, for each of the Company’s qualified and non-qualified pension plans and for each of the NEOs, the years of credited service, the present value of the benefits which are expected to be paid to each NEO assuming they will work until a retirement age without any benefit reduction, as well as any payments made during 2007. As such, the amounts listed below are not the actual accrued benefit currently payable, but are those which may be payable if the NEO continues with the Company at his or her present salary through retirement age.

PENSION BENEFITS

Name	Plan Name(1)	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)(3)	Payments During Last Fiscal Year ($)
James F. Orr	Pension Plan	19	$646,381	$0
	Supplemental Executive Retirement Plan	19	$13,397,813	$0

David F. Dougherty	Pension Plan	17	$216,417	$0
	Supplemental Executive Retirement Plan	17	$2,767,954	$0

Earl C. Shanks	Pension Plan	4	$64,002	$0
	Supplemental Executive Retirement Plan(4)	4	$287,743	$0
	Non-qualified Excess Pension Plan(2)	4	$0	$0

Karen R. Bowman	Pension Plan	12	$90,610	$0
	Supplemental Executive Retirement Plan	12	$274,824	$0

Clark D. Handy	Pension Plan	1	$12,031	$0
	Supplemental Executive Retirement Plan(4)	1	$12,420	$0
	Non-qualified Excess Pension Plan(2)	1	$0	$0

(1)

All of the NEOs, except Mr. Jenn, participate in the Pension Plan and the SERP. Mr. Jenn does not participate in any US-based defined benefit plans, but rather participates in the United Kingdom pension scheme which is a defined contribution plan.

(2)

Mr. Shanks and Mr. Handy currently participate in the Non-qualified Excess Pension Plan (“Excess Plan”) and will participate in it until they have five years of service and vest in the SERP. Upon vesting in the SERP, they will no longer have any vested benefits under the Excess Plan. For purposes of this table, it is assumed that Mr. Shanks and Mr. Handy continue with the Company through retirement age, and thus will have no vested benefit under the Excess Plan.

(3)

Except as noted in this footnote, amounts reported were computed using the same assumptions used for financial reporting purposes under generally accepted accounting principles as described in more detail in Note 8 to the Company’s financial statements. For the Pension Plan, the assumptions used for financial statement reporting purposes that were used to calculate the SERP amount reported include a discount rate of 6.25% and a 70% lump sum payment distribution assumption. The assumptions used to calculate Mr. Orr’s SERP benefit are based on the plan’s lump sum conversion factor which reflects current rates available from insurance companies. For the assumptions used for financial statement reporting purposes that were used to calculate the amount reported, include a discount rate of 6.25%, a lump sum interest rate of 5.5%, a mortality assumption based on the RP-2000 mortality table and an 80% lump sum payment distribution assumption. The assumed retirement age for the Pension Plan is age 65, the normal retirement age specified in that plan or in the case of Mr. Orr is his actual retirement age. The assumptions used to calculate Mr. Orr’s SERP benefit are based on the plan’s lump sum conversion factor which reflects current rates available from insurance companies. The assumed retirement age for the SERP is the age at which the executive could retire without any benefit reduction: age 62 for Mr. Orr, age 62 for Mr. Dougherty, age 72 for Mr. Shanks, age 76 for Mr. Handy and age 62 for Ms. Bowman. Amounts reported were based on an assumption that each NEO would work to, and retire at, the assumed retirement age.

(4)

For purposes of calculating Mr. Shanks’ and Mr. Handy’s benefit under the SERP at termination, each will be credited with one additional year of service for each year of service completed, until a maximum of 25 years of service credit is reached for Mr. Shanks, and up to a maximum of five years of additional service credit for Mr. Handy.

In general, all US-based employees of the Company, including all US-based NEOs, participate in the Company’s Pension Plan upon the same terms and conditions. The Plan is designed to provide a generally competitive level of retirement benefits to employees of the Company. The Plan benefits for executives are subject to limitations imposed under the Code to tax-qualified pension plans.

The benefit formula under the Pension Plan is a cash balance formula. Under this formula, each participant has an account to which pension credits are allocated at the end of each year based upon the participant’s attained age and covered compensation for the year. Covered compensation includes all compensation other than overtime, imputed income, relocation pay, long-term incentive payments and other special forms of pay. To the extent that a participant’s covered compensation exceeds the Social Security wage base, additional pension credits are given for such excess compensation. The following chart shows the pension credits which will be given at the ages indicated:

Attained Age	Pension Credits

Less than 30 years	2.00% of total covered compensation plus 1% of excess compensation

30 but less than 35 years	2.25% of total covered compensation plus 1.125% of excess compensation

35 but less than 40 years	2.50% of total covered compensation plus 1.25% of excess compensation

40 but less than 45 years	3.25% of total covered compensation plus 1.625% of excess compensation

45 but less than 50 years	4.0% of total covered compensation plus 2.0% of excess compensation

50 but less than 55 years	5.0% of total covered compensation plus 2.5% of excess compensation

55 or more years	6.0% of total covered compensation plus 3.0% of excess compensation

Effective April 1, 2008 the pension plan will be frozen and no additional pension credits will be made for any employees. No payments will be made until the employee retires or terminates his or her employment, and assuming they have a vested benefit.

At the end of each year, an active participant’s account is also credited with interest at the rate of four percent per annum. At retirement or other termination of employment, an amount equivalent to the balance then credited to the account is payable to the participant in the form of an immediate or deferred lump sum or annuity.

The Company has two non-qualified plans which are designed to restore those benefits that cannot be paid by the Plan. The non-qualified excess pension plan and the SERP are offered to a limited number of executives in order to restore retirement benefits which are otherwise limited and are designed to attract and retain those executives who are materially involved in the management of the Company. The Company has, therefore, structured the retirement benefits so that the executive’s retirement benefit is provided through both the qualified Pension Plan and either the non-qualified excess pension plan or the SERP.

Under the SERP, a participant’s annual pension at retirement is 50% (55% in the case of Mr. Orr) of the participant’s average monthly compensation reduced by the benefit payable under the Pension Plan. There is a reduction of 3.5% of the amount determined under the preceding sentence for each year by which the participant’s age at retirement is less than 62 and for each year by which the participant’s years of service at retirement is less than 25. No benefits are payable if the participant leaves prior to completing five years of service except in the case of death or a change in control. The compensation averaging period is the high 12 month period during the 60 month period preceding retirement. Compensation is defined as base salary plus annual incentive goal. For Mr. Dougherty and Mr. Shanks, their average monthly compensation will be based on their base salary and annual incentive goal as of December 31, 2007. In lieu of a life annuity, a participant can elect to receive the actuarial equivalent of his or her benefit in the form of a lump sum, 15 annual installments or a joint and survivor annuity.

There is no formal policy regarding the granting of extra years of credited service. In the past, additional service credits under the SERP have been granted where deemed appropriate in situations involving mid-career hires, as in the case of Mr. Shanks and Mr. Handy.

NON-QUALIFIED DEFERRED COMPENSATION

Name	Executive Contributions in Last FY ($)(1)(2)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)(3)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)(4)
James F. Orr	$91,489	$70,618	$(2,126,034)	$0	$5,372,834
David F. Dougherty	$0	$0	$(418,373)	$0	$3,051,845
Earl C. Shanks	$601,216	$57,505	$(1,052,519)	$0	$2,384,544
Karen R. Bowman	$0	$0	$(5,885)	$0	$183,427
Clark D. Handy	$102,500	$0	$(68,935)	$0	$280,877

(1)	Amount reported is included in the compensation reported in Summary Compensation Table for each NEO. Mr. Jenn does not participate in any non-qualified deferred compensation plans.

(2)	For Mr. Shanks, contributions include a credit of 21,802 shares covered by performance-based restricted stock units awarded to him in 2004.

(3)	Amount reported is not included in the compensation reported in the Summary Compensation Table because the amounts do not reflect above-market or preferential earnings.

(4)

All amounts included in the aggregate year end balance attributable to Company contributions for Messrs. Orr, Dougherty and Shanks were or are currently being reported as compensation to the NEOs in the Summary Compensation Table. None of the amounts included in the year end balance for Ms. Bowman and Mr. Handy were previously reported as compensation to them in previous year Summary Compensation Tables, as this is the first year in which Ms. Bowman and Mr. Handy have been NEOs. Mr. Shanks is not yet vested in $935,521 of his year end balance and Mr. Handy is not vested in $171,184 of his year end balance.

The Convergys Corporation Executive Deferred Compensation Plan permits executives to defer receipt of up to 75% of their base salary and/or hire or retention bonuses and up to 100% of their annual incentive compensation. The Company matches 100% of the first three percent of amounts deferred by the plan participant and 50% of the next two percent of amounts deferred by the participant (reduced by the Company match under the Company’s 401(k) plan). Amounts deferred by participants (and the related Company match) are assumed to have been invested in shares of common stock of the Company or in investment options that mirror the gains and/or losses of several different publicly available investment funds based on the investment selections of the participant.

In general, executives are permitted to change their investment direction and exchange in and out of the available investment options on a daily basis. Executives may also elect to surrender restricted stock to the Company or, in the case of restricted stock units, their right to receive Common Shares in the future, in exchange for a credit to the participant’s account in an amount equal to the number of shares surrendered. There is a Company match of four percent of the value of shares surrendered on or after October 29, 2001. Amounts credited to the participant’s restricted stock account on or after October 29, 2001 are assumed to have been invested in Common Shares. Amounts credited to a restricted stock account and the related matching contributions are subject to forfeiture at the same time and to the same extent as would have applied to the restricted shares had they not been surrendered. At termination of employment, the participant’s vested account is distributed in a single lump sum payment or in monthly or annual installments for a term not to exceed 10 years. Distributions of amounts contributed on or after January 1, 2005 are governed by Section 409A of the Code.

CHANGE IN CONTROL AND SEVERANCE ARRANGEMENTS TABLE

Name	Total Payments/ Benefits provided upon Termination due to Disability	Total Payments/ Benefits provided upon Death	Total Payments/ Benefits provided upon Termination without Cause	Total Payments/ Benefits provided upon Retirement	Total Payments/ Benefits provided upon Termination following Change in Control
David F. Dougherty	$9,997,987	$11,701,687	$13,648,633	N/A	$25,779,690
Earl C. Shanks	$3,094,321	$4,173,250	$4,404,825	N/A	$10,114,302
Jean-Hervé Jenn	$381,214	$2,442,554	$1,043,705	N/A	$1,447,454
Karen R. Bowman	$1,549,719	$1,688,047	$1,264,678	N/A	$3,374,335
Clark D. Handy	$693,693	$1,276,416	$787,205	N/A	$2,019,538

The table above reflects the amount of compensation and benefits that would be paid to each NEO in the event of termination of such NEO’s employment. The amounts shown assume that such termination was effective as of December 31, 2007 and are estimates of the amounts which would be paid out to the executives upon their termination under the circumstances identified. The actual amounts to be paid out can only be determined at the time of the executive’s separation from the Company. The amounts quantified above do not include benefits that each executive would receive following a termination of employment under the Executive Deferred Compensation Plan and Pension Plan. Except as noted below, the amounts the NEOs would receive under those plans are the amounts reported in the Aggregate Balance at Year End column of the Non-qualified Deferred Compensation Table and the Present Value of Accumulated Benefit column of the Pension Benefits Table, to the extent such amounts are vested at the time of termination. For payments made in the form of shares, the December 31, 2007 closing price of $16.46 was used. In the case of a termination with cause, no amounts would be payable other than vested benefits under the Executive Deferred Compensation Plan and Pension Plan. For this purpose, “cause” means a violation of the Company’s Code of Business Conduct, reckless performance of duties or conviction of a felony.

The employment letters and the terms of the benefit plans applicable to the NEOs provide that upon the following triggering events they will be entitled to receive the following payments and/or benefits:

Terminating Disability. In the event of a terminating disability (generally defined as a failure or inability to perform services because of an illness or injury over a 180 day period), the following amounts would be paid:

•	Outstanding time-based restricted stock units would vest on termination and the full number of shares covered by the awards would be issued.

•

Outstanding performance-based restricted stock unit awards would vest on date of termination and shares would be issued at the end of the performance periods based on actual performance. For purposes of the table, the actual 93.4% payout for the 2005 awards was used, a 79.8% payout was assumed for the 2006 and a 0% payout was assumed for the 2007 awards based on actual performance results through December 31, 2007.

•

Outstanding performance cash unit awards would vest on date of termination and a cash payment would be made at the end of the performance periods based on actual performance. For purposes of the table, the actual 0% payout for the 2005 awards was used. For the 2006 and 2007 awards, a 0% pay out was assumed based on performance through December 31, 2007.

•	Restrictions on all restricted stock awards would lapse.

•

A monthly benefit under the supplemental long-term disability plan equal to 15% of average monthly compensation (subject to a $7,500 per month cap) would be paid to the executive until he reached the age of 65 assuming he remained disabled. For purposes of the table, the present value of this benefit was calculated based on a discount rate of 6.25% and an assumption that the executive remained disabled until age 65. Mr. Jenn does not receive any supplemental disability benefits.

Death. In the event of death, the following amounts would be paid:

•	Outstanding time-based restricted stock units would vest on termination and the full number of shares covered by the awards would be issued.

•	Outstanding non-vested performance-based restricted stock unit awards would vest on date of death and shares would be issued at target level (the maximum level).

•

Outstanding performance cash awards would vest on date of death and be paid out based on actual performance through the end of the year prior to the year of death. For purposes of the table, we assumed a 0% payout on the 2005, 2006 and 2007 performance cash unit award.

•	Restrictions on all restricted stock awards would lapse.

•	A death benefit equal to three times the executive’s base salary (four times in the case of Mr. Jenn) would be paid to the executive’s beneficiary as of the date of death.

In addition, the terms of the SERP provide that in the event of death, the executive’s beneficiary is entitled to receive a benefit payable in a lump sum or 15 annual installments commencing as of the date of death which is actuarially equivalent to the participant’s accrued benefit on the date of death. For any executive who had completed five years of service as of his date of death, his accrued benefit is his accrued benefit as of his date of death. In the case of an executive who had not completed five years of service as of the date of death, his accrued benefit is a benefit commencing on the date the executive would have completed five years of service if he had remained an active employee, which is a fraction of the benefit which would have been payable to the executive if he had remained an active employee through the date on which he completed five years of service. The numerator of the fraction is equal to the number of the participant’s years of service as of the date of death and the denominator is equal to five.

Termination without Cause prior to Change in Control. In the case of Mr. Dougherty and Mr. Shanks, in the event the executive’s employment is terminated by the Company without cause prior to a change in control, the executive is entitled to receive the following payments and benefits:

•	An amount equal to two times the sum of his annual base salary and his annual incentive goal in effect on the date of termination.

•

Continuation of medical, dental, vision and life insurance coverage comparable to the coverages in effect immediately prior to termination for two years, at same level and cost applicable to active employees.

•

To the extent that the executive would have been eligible for post-retirement medical, dental, vision and life insurance benefits had he continued in employment for another two years from his actual termination date, he will be eligible for such post-retirement benefits.

•	Stock options remain exercisable for two years following his termination date, not to exceed the original expiration date.

•	To the extent restrictions on any restricted stock grant would have lapsed had his employment not terminated sooner than two years after his actual termination date, such restrictions shall lapse.

•	An amount equal to any forfeitable benefits under any pension or 401(k) plan which would have vested prior to the end of the two year period commencing on his termination date.

•

An amount equal to the present value of the additional vested benefits which would have accrued for the executive under any qualified pension plan had the executive’s employment not terminated prior to the end of the two year period commencing on his termination date and if his annual base salary and bonus goal had neither increased or decreased.

Ms. Bowman would receive similar payments and benefits except that instead of two years compensation and benefits she would receive one year compensation and benefits. Mr. Handy would receive one year of his base salary, annual incentive goal and the cash value of one year of benefits.

In the case of Mr. Jenn in the event his employment is terminated by the Company without cause prior to a change in control, he would be entitled to receive six months of salary and benefits. He may also be paid additional amounts to settle claims he might have under UK law. For purposes of this disclosure only, we have assumed he would receive the maximum payment under the applicable UK laws.

In addition, in accordance with the terms of the award agreements governing the following awards, the following would occur in the event of a termination without cause prior to a change in control:

•	Time-based restricted stock units would vest in full on termination and the full number of shares would be issued.

•

All outstanding performance-based restricted stock unit awards would vest on date of termination and would pay out based on actual performance through the end of the year. For purposes of the table, based on performance through December 31, 2007, the Company assumed a 93.4% payout on the 2005 awards, a 79.8% payout on the 2006 award and 0% payout of the 2007 awards.

•

All outstanding performance cash awards would vest on date of termination and be paid out based on actual performance through the end of the year. For purposes of the table, based on performance through December 31, 2007, we assumed a 0% payout on all performance cash unit awards.

Termination on or after a Change in Control. In the case of Mr. Dougherty and Mr. Shanks, in the event their employment is actually or constructively terminated by the Company within two years of a change in control, the executive is entitled to receive the following payments and benefits:

•	An amount equal to three times the sum of his annual base salary and his annual incentive goal in effect on the date of termination.

•	Continuation of medical, dental, vision and life insurance coverage comparable to the coverages in effect immediately prior to termination for three years.

•

To the extent that the executive would have been eligible for post-retirement medical, dental, vision and life insurance benefits had he continued in employment for another three years from his actual termination date, he will be eligible for such post-retirement benefits.

•	An opportunity to exercise all outstanding stock options.

•	Restrictions applicable to all restricted stock grants will lapse.

•	All accrued benefits under any non-qualified pension or deferred compensation plan become immediately vested and nonforfeitable.

•	An amount equal to any forfeitable benefits under any qualified pension or 401(k) plan.

•

An amount equal to the present value of the additional vested benefits which would have accrued for the executive under any qualified or non-qualified pension plan had the executive’s employment not terminated prior to the end of the three year period commencing on his termination date and if his annual base salary and bonus goal had neither increased or decreased.

•

To the extent payments received by the executive as a result of the change in control exceed the limitation under 280G by more than 15%, an amount equal to the taxes imposed under Section 4999 of the Code plus an amount intended to gross-up for taxes associated with this payment. For purposes of the table, the Company assumed all payments made were as a result of the change in control.

Ms. Bowman would receive similar payments and benefits except that instead of three years compensation and benefits she would receive two years compensation and benefits. Mr. Handy would receive two years of his base salary, annual incentive goal and the cash value of two years of benefits. Mr. Handy would also receive a gross-up for taxes imposed under 280G regardless of the amount by which the total payments he received due to the change in control exceeded the limitation under 280G.

For this purpose, constructive termination generally includes a material reduction in the executive’s authority or responsibilities, a reduction in base salary or annual incentive goal or a required relocation.

In addition, any executive who had completed five years of service as of the date of his/her termination would be entitled to receive his/her vested benefit under the SERP. In the event of a termination of employment (for any reason other than death) after a change in control, any participant who has not completed five years of service will receive a benefit under the SERP commencing on the date he/she would have attained age 62 and completed 25 years of service if he/she had remained an active employee. This benefit is a fraction of the benefit which would have been payable to the participant had he/she remained an active employee through the date on which he/she would have attained that age and service. The numerator of the fraction is equal to the number of the participant’s years of service as of the change in control and the denominator is equal to the number of years of service the participant would have completed if he/she had remained employed through the date on which he/she would have attained age 62 and completed 25 years of service.

In the case of Mr. Jenn, he receives the same benefits whether or not his termination occurs in connection with a change in control.

In addition, a change in control by itself, regardless of whether or not a termination of employment occurs, will result in the following:

•	All outstanding time-based restricted stock unit awards will become immediately vested and the full number of shares covered by the awards will be issued.

•	The full number of shares covered by all outstanding performance-based restricted stock unit awards will be issued.

•

Performance cash unit awards issued prior to February 20, 2007 will become immediately payable at the maximum level. Performance cash unit awards issued on or after February 20, 2007 will become immediately payable based on performance through the date of the change in control.

•

Pursuant to the terms of the Executive Deferred Compensation Plan and the SERP, the full present value of all benefits under those plans will be fully funded to a grantor trust within five business days of the change in control.

Actual Retirement Occurring During 2007. As a result of his retirement effective December 31, 2007, Mr. Orr is entitled to: receive (i) his vested benefits under the Company’s 401(k) plan, executive deferred compensation plan, qualified pension plan and the SERP; (ii) post-retirement medical, dental, vision and life insurance benefits at the same premium rate charged to other retirees which benefits are valued, for financial reporting purposes, at $408,518; (iii) the total of shares under outstanding time-based restricted stock unit awards; (iv) the total of shares under the terms of the performance-based restricted stock unit awards granted to him in 2004 and 2005; (v) payout, if any, based on performance at the end of the performance period of the performance-based restricted stock unit awards and performance cash awards granted to him in 2006 and 2007; and (vi) an opportunity to exercise outstanding stock options any time during the remaining terms of those options. The timing of these payments is governed by the terms of the applicable plan or agreement, any applicable elections made by Mr. Orr regarding the time of payment under each plan or agreement, and the requirements of Code Section 409A.

DIRECT OR COMPENSATION

Fiscal Year-Ended December 31, 2007

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)(2)	All Other Compensation ($)(3)	Total ($)
Zoë Baird	$90,000	71,849	$0	$1,000	$162,840
John F. Barrett	$95,000	71,849	$0	$0	$166,849
David B. Dillon	$105,000	71,849	$0	$0	$176,849
Eric C. Fast	$40,000	35,925	$0	$0	$75,925
Joseph E. Gibbs	$80,000	71,849	$0	$0	$151,849
Roger L. Howe	$26,667	22,006	$0	$0	$48,673
Steven C. Mason	$90,000	71,849	$0	$1,000	$162,849
Philip A. Odeen	$101,667	71,849	$0	$0	$173,516
Sidney A. Ribeau	$90,000	71,849	$0	$1,000	$162,849
Richard F. Wallman	$51,667	15,555	$0	$1,000	$68,222
David R. Whitwam	$125,000	71,849	$0	$0	$196,849

(1)

The assumptions used to calculate the value of the stock awards reported in the column are those assumptions described in Footnotes 9 of the Company’s fiscal Statements for 2007. Each director has an aggregate of 11,434 Common Shares with the exception of Mr. Wallman who has 3,307 Common Shares which are subject to time-based restricted stock unit awards outstanding at year end. The grant date fair value of the RSU award granted to each Director in 2007, computed in accordance with FAS 123R, was $79,991 ($79,996 in the case of Mr. Wallman).

(2)

The aggregate number of Common Shares subject to options outstanding at year end for each director is 17,000 for Ms. Baird and Mr. Whitwam; 51,000 for Mr. Dillon and Mr. Odeen; 45,500 for Mr. Howe; 42,500 for Mr. Gibbs; 77,300 for Mr. Mason; 65,300 for Mr. Barrett and 34,000 for Dr. Ribeau. All options are fully vested and exercisable.

(3)

Matching contributions made by the Company pursuant to the Company’s Educational Matching Gifts Program which matches qualified contributions made by the Company’s employees and directors to accredited colleges and universities using a dollar-for-dollar ratio.

Company employees receive no extra compensation for serving as a director. Non-employee directors receive compensation consisting of cash and restricted stock units. Non-employee directors receive an annual retainer of $160,000 paid one half in cash and one half in time-based restricted stock unit awards. In addition, a $10,000 annual retainer is paid to each Audit Committee member and a $15,000 annual retainer is paid to each Committee chair. The Presiding Director receives an annual retainer of $30,000. Each non-employee director who is first elected or appointed to the Board receives one-time time-based restricted stock unit award valued at $80,000 at the time of grant. Restricted stock units awarded to non-employee directors vest three years after the grant date (or earlier in the case of death, disability or retirement).

Directors may elect to defer the receipt of all or a part of their fees, retainers and the restricted stock units under the Company’s Deferred Compensation and LTIP Award Deferral Plan for Non-Employee Directors (the “Directors Deferred Compensation Plan”). Fees and retainers that are deferred are assumed to be invested as directed by the directors in the same type of investments, including Company Common Shares, as are made available under the Executive Deferred Compensation Plan. Accounts credited with fees and retainers under the Directors Deferred Compensation Plan will be paid in cash, in one lump sum or up to ten annual installments, when the director leaves the Board. Amounts credited to the restricted stock account are assumed to be invested in Common Shares and are distributed in the form of Common Shares when the director leaves the Board. In the event of a change in control as defined in the Directors Deferred Compensation Plan, all accounts will be distributed in a single lump sum.

AUDIT COMMIT TEE REPORT

In discharging its oversight responsibility related to the audit process, the Audit Committee obtained from Ernst & Young LLP, its independent registered public accounting firm (“independent accountants”) a formal written statement describing all relationships between the accountants and the Company that might affect the accountants’ independence consistent with Independence Standards Board Standard No. 1 entitled, “Independence Discussions with Audit Committees.” In accordance with the foregoing standard, the Audit Committee discussed with the accountants any relationships that may impact their objectivity and independence and satisfied itself as to the accountants’ independence. The Audit Committee also considered the compatibility of non-audit services with the accountants’ independence. The Audit Committee has determined that the provision of certain non-audit services is compatible with maintaining the independence of Ernst & Young LLP as the Company’s independent accountants subject to review and approval by the Audit Committee.

The Audit Committee discussed with management, the internal auditors and the independent accountants the quality and adequacy of the Company’s internal controls, disclosure controls and procedures, and the organization of the internal audit department’s responsibilities, budget and staffing. In 2007, the Audit Committee regularly reviewed the status of the Company’s efforts to ensure compliance with Section 404 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) requirements relating to effective internal control over financial reporting. The Audit Committee reviewed with both the independent accountants and the internal auditors their audit plans, audit scope and identification of audit risks. The Audit Committee received updates on legal issues from the Company’s General Counsel and any reports of accounting or auditing complaints received on the Company’s Ethics Hotline. The Audit Committee also reviewed and approved the Company’s Financial Code of Ethics for the CEO and Senior Financial Officers.

The Audit Committee discussed and reviewed with the independent accountants all communications required by generally accepted auditing standards, including those described in Statement on Auditing Standards No. 61, as amended, “Communication with Audit Committees,” and, with and without management present, discussed and reviewed the results of the independent accountants’ examination of the financial statements. The Audit Committee also discussed the results of the internal audit examinations.

In 2007, the Audit Committee discussed the interim financial information contained in each of the three quarterly Forms 10-Q with management and the independent accountants. The Audit Committee also reviewed the audited financial statements of the Company as of and for the fiscal year ended December 31, 2007 with management and the independent accountants. Additionally, the Audit Committee reviewed each of the Company’s draft quarterly earnings releases. Management has the responsibility for the preparation of the Company’s financial statements and the independent accountants have the responsibility for the examination of those statements. Based on the above-mentioned reviews and discussions with management and the independent accountants, the Audit Committee recommended to the Board that the Company’s interim financial statements be included in its three quarterly Forms 10-Q and that its audited financial statements be included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2007 for filing with the SEC. The Board approved these recommendations. The Audit Committee also reappointed Ernst & Young LLP as the Company’s independent accountants.

The Audit Committee has a Statement of Policy with respect to Related Party Transactions. In connection with this policy, the Company has conducted a review, and based on the findings of this review, the Committee has concluded that there were several relationships that should be disclosed pursuant to Item 407 of the Securities and Exchange Commission’s Regulation S-K but that there were no reportable relationships as defined by Item 404(a) of Regulation S-K.

The Audit Committee acts pursuant to the Audit Committee Charter approved by the Board in February 2007, as may be amended from time to time. A copy of which is available on our website www.convergys.com.

Audit Committee

David B. Dillon, Chair

Zoë Baird

Steven C. Mason

Sidney A. Ribeau

Richard F. Wallman

A PPOINTMENT OF REGISTERED INDEPENDENT PUBLIC ACCOUNTING FIRM

(Item 2 on the proxy card)

The Audit Committee appointed the firm of Ernst & Young LLP as the registered independent public accounting firm to audit the financial statements of the Company for the year 2007. The Company is asking you to ratify that appointment. If the shareholders fail to ratify the selection of Ernst & Young LLP as the Company’s registered independent public accounting firm, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee in their discretion may direct the appointment of a different independent auditing firm at any time during the year if they determine that such a change would be in the best interests of the Company and its shareholders.

One or more members of the firm of Ernst & Young LLP will attend the annual meeting, will be permitted to make a statement if they desire to do so and will be available to answer questions.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP.

AUDIT FEES

Fees paid to Ernst & Young LLP in 2006 and 2007 were as follows:

	2006	2007
Audit Fees	$1,945,000	$2,003,600
Audit-Related Fees	$1,189,000	$945,100
Tax Fees	$131,800	$80,300
All Other Fees	$0	$0

Total	$3,265,800	$3,029,000

EQUITY COMPENSATION PLAN INFORMATION

The following table shows certain information as of December 31, 2007, with respect to compensation plans under which our common shares are authorized for issuance:

	No. of Common Shares to be issued upon exercise	Weighted average exercise price	Common shares available for future issuance
Equity compensation plans approved by shareholders:(1)			7,029,531
Stock options	10,940,719	$29.55
Restricted stock	75,000	N/A
Restricted stock units	3,443,153	N/A
Equity compensation plans not approved by shareholders	0	N/A	0

Total	14,458,872	$29.55	7,029,531

(1)

The Company had authorized 38.0 million Common Shares for issuance under the Convergys Corporation 1998 Long-Term Incentive Plan (“LTIP”). At December 31, 2007, approximately 7.0 million shares remain available for future issuance. In 2007, 1,445,079 restricted stock unit awards were granted under the LTIP.

APPROVAL OF RE-AD OPTION OF THE CONVERGYS CORPORATION

LONG TERM INCENTIVE PLAN

(Item 3 on the proxy card)

Amendments Proposed

On February 19, 2008, the Board of Directors re-adopted as a new plan, subject to shareholder approval, the Convergys Corporation 1998 Long-Term Incentive Plan, now to be known as the Convergys Corporation Long-Term Incentive Plan (the “LTIP”). The terms of the new LTIP are identical to the terms of the prior 1998 plan other than the amendments. The re-adoption as a new plan is so the following amendments can be made: (1) allow the Plan to continue to grant equity awards for another 10 years, including certain tax qualified awards pursuant to applicable US tax rules, (2) to include amendments necessary to comply with Section 409A of the Code, as well as (3) make certain other nominal administrative changes.

Approximately 800 employees of the Company and its subsidiaries, and all the non-employee directors of the Company, are eligible to participate in the LTIP. The number of shares authorized for issuance under the LTIP is not being changed or increased. As of December 31, 2007, 7,029,531 shares remained and will be available for issuance under the LTIP.

Awards granted under the LTIP are primarily structured to provide compensation in the form of equity thereby aligning the interests of executives with those of shareholders. The awards are designed to motivate performance against the Company’s long-term goal of generating shareholder return. The awards are an important component of the Company’s compensation program and enable the Company to attract and retain employees of outstanding abilities and specialized skills.

The following is a summary of the material terms and provisions of the LTIP, including the amendments proposed above. A copy of the LTIP is available in printed form upon request to our Secretary.

Purposes of the LTIP. The purposes of the LTIP are to further the long-term growth of the Company by offering competitive incentive compensation related to long-term performance goals to those employees who will be largely responsible for planning and directing such growth, to reinforce the commonality of interest between the Company’s shareholders and the participants in the LTIP and to aid in attracting and retaining employees of outstanding abilities and specialized skills.

Administration. The Compensation and Benefits Committee administers the LTIP and selects the persons who are eligible to receive awards under the LTIP. The Compensation and Benefits Committee may delegate to one or more members of the senior management of the Company the authority to make awards to employees of the Company who are not officers or directors of the Company or to non-employee advisors. The Compensation and Benefits Committee has complete authority to make awards in such format and amounts as it determines and to cancel, suspend or amend awards, provided that it shall not, without shareholder approval, amend an outstanding option to reduce its exercise price or cancel an option and replace it with an option having a lower exercise price.

Shares Available. A total of 38,000,000 Common Shares are reserved for issuance under the LTIP. Of this number, the aggregate number of Common Shares that may be issued upon the exercise of incentive stock (“ISOs”) may not exceed 15,000,000. Furthermore, no participant may be granted stock options, SARs, performance shares, restricted stock specifying objective performance criteria or other stock unit awards specifying objective performance criteria, in the aggregate, for more than 500,000 Common Shares during any one calendar year. No more than $3,500,000 may be paid to any one individual in any one calendar year pursuant to LTIP awards in the form of performance units. Any Common Shares issued under the LTIP may consist, in whole or in part, of authorized and unissued Common Shares or Common Shares held as treasury shares. Any Common Shares subject to any award that are forfeited or withheld in payment of any exercise price or taxes will again be available for grant. Also, if an award terminates without the issuance of Common Shares, the Common Shares subject to such award will again be available for grant.

Types of Awards. Awards under the LTIP may be in any one or a combination of the following: (a) stock options, including ISOs, (b) stock appreciation rights (“SARs”), in tandem with stock options or free standing, (c) restricted stock and restricted stock units, (d) performance shares and performance units conditioned upon meeting certain objective performance criteria, and (e) other awards valued in whole or in part by reference to or otherwise based on Common Shares (“other stock unit awards”). In addition, in connection with any award or deferred award, payments may also be made representing dividends or interest or their equivalents.

Stock Options. The LTIP provides that the purchase price of Common Shares purchasable under any stock option shall not be less than 100% of the fair market value of the Common Shares on the date that the option is granted. Payment of the purchase price for option shares must be made in cash or by delivery of other Common Shares of the Company or other property, or a combination thereof, having a fair market value equal to the purchase price of the option shares. The period of any option shall be determined by the Compensation and Benefits Committee, but no ISO may be exercised later than 10 years after the date of grant or earlier than one year after the date of grant.

Stock Appreciation Rights. A SAR represents the right to receive payment of a sum not to exceed the amount, if any, by which the fair market value of the Common Shares covered thereby on the date of exercise of the SAR exceeds the grant price of the SAR. The grant price and other terms of the SAR shall be determined by the Compensation and Benefits Committee. A SAR may be granted free-standing or in tandem with new options or after the grant of a related option which is not an ISO. Upon the exercise of a SAR, payment may be made in cash, Common Shares or other property, or a combination thereof, as the Compensation and Benefits Committee shall determine.

Restricted Stock. Restricted stock will consist of Common Shares which are subject to such conditions, restrictions and limitations as the Compensation and Benefits Committee determines to be appropriate, including but not limited to vesting conditioned upon satisfaction of objective performance criteria described in more detail below under “Performance Shares and Units.” Restricted stock will be awarded without consideration other than the rendering of services or the payment of any minimum amount required by law, unless the Compensation and Benefits Committee decides otherwise. With respect to Common Shares awarded as restricted stock, the recipient shall have all rights of a shareholder of the Company, including the right to vote and the right to receive cash dividends, unless the Compensation and Benefits Committee shall otherwise determine. Upon termination of the participant’s employment during the restriction period, all restricted stock shall be forfeited subject to such exceptions, if any, as are authorized by the Compensation and Benefits Committee as to termination of employment, retirement, disability, death or special circumstances.

Restricted Stock Units. The LTIP permits the grant of restricted stock units. Restricted stock units represent the right of the recipient to receive a number of Common Shares in the future, but subject to the fulfillment of such conditions as the Compensation and Benefits Committee may specify, including but not limited to the satisfaction of objective performance criteria described in more detail below under “Performance Shares and Units.” Restricted stock units will be awarded without consideration other than the rendering of services, unless the Compensation and Benefits Committee decides otherwise.

Performance Shares and Units. The LTIP permits the grant of performance shares and performance units (“performance awards”) as additional compensation to participants for services to the Company or one of its subsidiaries based on performance periods and objective performance criteria established by the Compensation and Benefits Committee for the Company or any subsidiary of the Company. Payment of performance awards may be made in cash, Common Shares or other property, or a combination thereof, as the Compensation and Benefits Committee shall determine. There may be more than one award in existence at any one time and performance periods may differ. Recipients of performance awards are not required to provide consideration other than the rendering of service, unless the Compensation and Benefits Committee decides otherwise.

The objective performance criteria upon which performance shares or units may be based will be measured in terms of one or more of the following objectives, described as they relate to Company-wide objectives or of a subsidiary, division, department or function of the Company: earnings per share; stock price; total shareholder return; return on investment; return on capital; revenues; earnings from operations; earnings before or after interest and taxes; net income; cash flow; debt to capital ratio; economic value added; return on equity; return on assets; earnings before or after interest, depreciation, amortization or extraordinary or special items; free cash flow; cash flow return on investment (discounted or otherwise); net cash provided by operations; cash flow in excess of cost of capital; operating margin; and profit.

With each performance award the Compensation and Benefits Committee will specify the objective performance criteria to be achieved, a minimum acceptable level of achievement below which no payment will occur, and a formula for determining the amount of any payment to occur if performance is at or above the minimum acceptable level but falls short of full achievement of the specified performance criteria.

If the Compensation and Benefits Committee determines that a change in the business, operations, corporate structure or capital structure of the Company, or the manner in which it conducts its business, or other events or circumstances render the objective performance criteria to be unsuitable, the Compensation and Benefits

Committee may modify such objective performance criteria or the related minimum acceptable level of achievement, in whole or in part, as the Compensation and Benefits Committee deems appropriate and equitable; provided, however, that no such modification shall be made if the effect would be to cause a payment under the Plan to fail to qualify for the performance-based compensation exception to Section 162(m) of the Code.

Other Stock Unit Awards. The LTIP permits the award of other stock unit awards, either alone or in addition to other awards granted under the LTIP, subject to such conditions, restrictions, and limitations as the Compensation and Benefits Committee determines to be appropriate. Other stock unit awards are awards of Common Shares or other awards that are valued in whole or in part by reference to, or are otherwise based on, Common Shares. Other stock unit awards may be paid in cash, Common Shares or other property, or a combination thereof, as the Compensation and Benefits Committee shall determine.

Grants to Non-Employee Directors. Under the LTIP, awards (other than ISOs) may be made to directors who are not employees of the Company. With respect to any awards to non-employee directors, the Board of Directors will exercise the powers otherwise reserved to the Compensation and Benefits Committee under the LTIP, including authority to select the non-employee directors who will receive awards, to select the types of awards and to impose limitations, conditions and restrictions on the awards as the Board of Directors may deem appropriate.

Grants to Non-Employee Advisors. Under the LTIP, awards (other than ISOs) may be made to non-employee advisors who participate in a foreign advisory board. With respect to any grants to non-employee advisors, the Compensation and Benefits Committee has authority to select the non-employee advisors who will receive awards, to select the types of awards, and to impose limitations, conditions and restrictions on the awards as the Compensation and Benefits Committee may consider appropriate.

Change in Control. In the event of a change in control, except for certain existing awards considered deferred compensation under Code Section 409A, all outstanding options and SARs become exercisable in full, all restrictions applicable to Common Shares awarded as restricted stock lapse, all Common Shares subject to restricted stock units granted under the plan will be issued and the performance criteria relating to outstanding performance shares, performance units granted prior to February 20, 2007, and other LTIP awards will be deemed to have been satisfied in full and the awards will be paid in full. Performance units granted on or after February 20, 2007 will become immediately payable based on performance through the date of the change in control. LTIP awards that are considered deferred compensation under Code Section 409A (awards which provide for accelerated vesting in some termination circumstances but which provide that payment will nonetheless be made on the originally scheduled payment date), may not be paid in the event of a change in control that does not meet the definition of change in control in Code Section 409A. Therefore, the LTIP provides that if there is a change in control under the LTIP that is not also a change in control under Code Section 409A, the award will vest on the change in control, but will not be paid until the original payment date.

In addition, unless the Compensation and Benefits Committee revokes the entitlement prior to the change in control, any optionee who is considered a statutory officer for purposes of Section 16 of the Securities Exchange Act of 1934, as amended, shall be entitled to receive in lieu of the exercise of any stock option, to the extent that it is then exercisable, a cash payment in an amount equal to the difference between the aggregate price of such option, or portion thereof, and (a) in the event of a tender offer or similar event, the final offer price per share paid for Common Shares times the number of Common Shares covered by the option or portion thereof, or (b) the aggregate value of the Common Shares covered by the stock option.

Amendment and Termination. The LTIP may be amended or terminated by the Board of Directors of the Company, provided that no such action shall impair the rights of a participant without the participant’s consent and provided that no amendment shall be made without shareholder approval which (a) increases the total number of Common Shares reserved for issuance under the LTIP, the total number of Common Shares which may be issued upon the exercise of ISOs or the total number of Common Shares which may be issued to any one individual, (b) changes the class of persons eligible to receive awards under the LTIP or (c) is required to be approved by shareholders to comply with applicable laws or rules.

Income Tax Consequences. The following is a summary of some of the US Federal income tax consequences of transactions under the LTIP. This summary does not describe foreign, state or local tax consequences.

No income will be recognized by an optionee upon the grant of a non-qualified stock option. At the time of exercise of a non-qualified stock option, ordinary income is recognized by the optionee equal to the difference between the option price paid for the Common Shares and the fair market value of the Common Shares on the date of exercise. At the time of a sale of Common Shares acquired upon exercise of a non-qualified stock option, appreciation (or depreciation) in value of the shares after the date of exercise will be treated as short-term or long-term capital gain (or loss) depending on the holding period.

No income will be recognized by an optionee upon the grant or exercise of an ISO. However, the excess of the fair market value of the Common Shares on the exercise date over the option price will be included in the optionee’s income for purposes of the alternative minimum tax. If Common Shares are issued to the optionee pursuant to the exercise of an ISO, and if no disqualifying disposition of such shares is made by such optionee within two years after the date of the grant or within one year after the transfer of such shares to the optionee, then upon sale of the shares, any amount realized in excess of the option price will be taxed to the optionee as a long-term capital gain and any loss sustained will be a long-term capital loss. If Common Shares acquired upon exercise of an ISO are disposed of prior to the expiration of either holding period described above, the optionee will recognize ordinary income in the year of disposition in an amount equal to the excess (if any) of the fair market value of such shares at the time of exercise (or if less, the amount realized on the disposition of the shares in a sale or exchange) over the option price paid for the shares. Any further gain (or loss) realized by the optionee generally will be taxed as either short-term or long-term capital gain (or loss) depending on the holding period.

No income will be recognized by a participant in connection with the grant of a tandem or freestanding SAR. When the SAR is exercised, the participant will be required to include as ordinary income in the year of exercise an amount equal to the amount of cash received and/or the fair market value of any unrestricted Common Shares received on the exercise.

No income will be recognized upon the grant of performance shares or performance units. Upon satisfaction of the objective performance criteria upon which any such awards are conditioned, the recipient will be required to include as taxable ordinary income in the year of receipt an amount equal to the amount of cash received and/or the fair market value of any unrestricted Common Shares received.

The recipient of restricted stock generally will be subject to tax at ordinary income rates on the fair market value of the restricted stock (reduced by an amount, if any, paid by the participant for the restricted stock) at such time as the shares are no longer subject to forfeiture for purposes of Code Section 83. However, a participant who elects under Code Section 83(b) within 30 days of the date of receipt of the shares will have taxable ordinary income on the date of receipt of the shares equal to the excess of the fair market value of the shares (determined without regard to the restrictions) over the purchase price, if any, of the restricted stock. If a Section 83(b) election has not been made, any dividends received with respect to restricted stock that are subject to the restrictions generally will be treated as compensation that is taxable as ordinary income to the participant.

No income will be recognized upon the award of restricted stock units. The recipient of a restricted stock unit award will be subject to tax at ordinary income rates on the fair market value of unrestricted Common Shares on the date that the shares are transferred to the participant under the award (reduced by any amount paid by the participant for the restricted stock units), and the capital gain/loss holding period for the shares will also commence on the date that the shares are transferred to the participant.

Section 409A of the Code imposes restrictions on certain awards granted under the LTIP that qualify as “non-qualified deferred compensation.” If such an award fails to comply with these restrictions, then the recipient will be subject to accelerated taxation, a 20% tax penalty and interest. The Company intends that the LTIP and any awards granted under the LTIP will either be exempt from, or comply with, the restrictions imposed by Section 409A and any applicable regulations.

To the extent that a participant recognizes ordinary income in the circumstances described above, the Company generally will be entitled to a corresponding deduction. However, the Company’s deduction is only permitted to the extent that the amount recognized as income meets the test of reasonableness, is an ordinary and necessary business expense, is not an “excess parachute payment” within the meaning of Code Section 280G and is not disallowed by the limitation on certain executive compensation under Code Section 162(m).

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RE-ADOPTION OF THE CONVERGYS CORPORATION LONG-TERM INCENTIVE PLAN.

SHAREHOLDER PROPOSAL

(Item 4 on the proxy card)

Director Election Majority Vote Standard Proposal

The following proposal was submitted for inclusion in this Proxy Statement by the United Brotherhood of Carpenters Pension Fund, 101 Constitution Avenue, N.W., Washington, D.C. 20001. As of the date that the proposal was submitted, the United Brotherhood of Carpenters Pension Fund owned 2,269 Common Shares.

Resolved: That the shareholders of Convergys Corporation (“Company”) hereby request that the Board of Directors initiate the appropriate process to amend the Company’s articles of incorporation to provide that director nominees shall be elected by the affirmative vote of the majority of votes cast at an annual meeting of shareholders, with a plurality vote standard retained for contested director elections, that is, when the number of director nominees exceeds the number of board seats.

Supporting Statement: In order to provide shareholders a meaningful role in director elections, our Company’s director election vote standard should be changed to a majority vote standard. A majority vote standard would require that a nominee receive a majority of the votes cast in order to be elected. The standard is particularly well-suited for the vast majority of director elections in which only board nominated candidates are on the ballot. We believe that a majority vote standard in board elections would establish a challenging vote standard for board nominees and improve the performance of individual directors and entire boards. Our Company presently uses a plurality vote standard in all director elections. Under the plurality vote standard, a nominee for the board can be elected with as little as a single affirmative vote, even if a substantial majority of the votes cast are “withheld” from the nominee.

In response to strong shareholder support for a majority vote standard in director elections, an increasing number of the nation’s leading companies, including Intel, General Electric, Motorola, Hewlett-Packard, Morgan Stanley, Wal-Mart, Home Depot, Gannett, Marathon Oil, and recently Pfizer have adopted a majority vote standard in company bylaws or articles of incorporation. Additionally, these companies have adopted director resignation policies in their bylaws or corporate governance policies to address post-election issues related to the status of director nominees that fail to win election. Other companies have responded only partially to the call for change by simply adopting post-election director resignation policies that set procedures for addressing the status of director nominees that receive more “withhold” votes than “for” votes. At the time of this proposal submission, our Company and its board had not taken either action.

We believe that a post-election director resignation policy without a majority vote standard in company articles is an inadequate reform. The critical first step in establishing a meaningful majority vote policy is the adoption of a majority vote standard. With a majority vote standard in place, the board can then consider action on developing post-election procedures to address the status of directors that fail to win election. A majority vote standard combined with a post-election director resignation policy would establish a meaningful right for shareholders to elect directors, and reserve for the board an important post-election role in determining the continued status of an unelected director. We feel that this combination of the majority vote standard with a post-election policy represents a true majority vote standard.

BOARD OF DIRECTORS’ RESPONSE

SHAREHOLDER PROPOSAL

(Item 4 on the proxy card)

AFTER CAREFUL CONSIDERATION, THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE AGAINST THIS PROPOSAL FOR THE FOLLOWING REASONS:

•	Our current corporate governance practices already ensure that the Company’s directors are highly qualified; and

•	The Company has already implemented a policy that addresses the proponent’s concerns.

The Board believes the Company already has a strong corporate governance process designed to identify and propose director nominees who will serve the best interests of the Company and its shareholders. Director nominees are evaluated and recommended for election by the Governance and Nominating Committee, which is comprised solely of independent directors. This process has served the Company well, resulting in the election of highly-qualified, well-regarded directors, and corporate governance ratings from various rating organizations that have been uniformly high compared to the Company’s peer group. In fact, since the Company went public in 1998, every nominee for election as director has received at least 94% of the votes cast. After considerable review, the Board amended the Company’s Corporate Governance Principles in 2007 to adopt a majority vote policy in uncontested elections, which is in effect for the 2008 Annual Meeting of Shareholders. The policy reads in full as follows:

“Policy on Voting for Directors

In an uncontested election, any nominee for election as a director (including incumbent directors) who receives a greater number of “withhold” votes than votes “for” election (a “Majority Withhold Vote”) shall promptly tender to the Company’s Board of Directors (the “Board”) his or her offer of resignation following certification of the shareholder vote. For purposes of the preceding sentence, an “uncontested election” is an election in which the number of nominees is not greater than the number of directors being elected at the meeting. Each nominee for election as a director (including incumbent directors) must agree in advance to abide by this policy as a condition of his or her nomination for election as a director.

The Governance and Nominating Committee (the “Committee”) will consider the resignation offer, and will make a recommendation to the Board whether to accept or reject the resignation offer. In making its recommendation, the Committee will consider all factors it deems relevant, including the stated reasons, if any, why shareholders withheld their votes from the director, the length of service and qualifications of the director, the director’s contributions to the Company and potential adverse consequences of the resignation (such as failure to comply with New York Stock Exchange listing requirements and Securities and Exchange Commission rules and regulations).

The Board will act on the Committee’s recommendation within 90 days following certification of the shareholder vote. When making its decision, the Board may either accept or reject the resignation offer, and may pursue additional actions such as:

•	Allowing the director to remain on the Board but not be re-nominated at the end of the current term;

•

Deferring acceptance of the resignation offer until a replacement director with qualifications and/or experience comparable to that of the director offering to resign (such as audit committee financial expertise) can be identified and elected to the Board;

or

•

Deferring acceptance of the director’s resignation offer if the director can cure the cause of the “withhold” votes (for example, if votes were withheld due to multiple directorships, by resigning from other boards).

The Board will promptly disclose its decision whether to accept or reject the director’s resignation offer in a Form 8-K filed with the SEC. Any director who tenders an offer of resignation pursuant to this Policy shall not participate in the Committee recommendation or Board action regarding the resignation offer.

If a majority of the members of the Committee receive a Majority Withhold Vote at the same election, then the independent directors who did not receive a Majority Withhold Vote shall appoint a special committee consisting of independent directors who did not receive a Majority Withhold Vote to consider the resignation offers and recommend to the Board whether to accept or reject all or any of them.”

The Company has announced this policy and a copy of this policy is posted on the Company’s website at http://www.convergys.com/pdf/investor/cvg_governance_07.pdf, starting at page 4.

The Board believes that its majority voting policy fulfills its responsibility to shareholders and is responsive to shareholder votes, while still allowing the Board appropriate discretion in considering whether a particular director’s resignation would be in the best interests of the Company and its shareholders.

The Company has also published in this Proxy Statement information on how shareholders and other interested parties can communicate their views on potential nominees or other matters with the Board. In light of the foregoing, the Board believes that our policy provides the appropriate mechanism for electing an effective Board of Directors committed to delivering long-term shareholder value.

FOR ALL OF THE ABOVE REASONS, THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE AGAINST THIS PROPOSAL.

SHAREHOLDER PROPOSALS

Shareholder proposals intended for inclusion in the Proxy Statement for the annual meeting of shareholders in 2009 must be received by the Company on or before November 10, 2008 and must also meet the other requirements of the rules of the SEC relating to shareholder proposals. SEC rules set standards for eligibility and specify the types of shareholder proposals that may be excluded from a proxy statement. If a shareholder notifies the Company after January 25, 2009 of its intent to present a proposal, the Company will have the right to exercise discretionary voting authority with respect to that proposal without including information regarding such proposal in its proxy materials. Submitting a proposal does not guarantee that it will be included in the proxy statement nor that a shareholder may raise the proposal at the annual meeting. Proposals or notices should be sent to Karen R. Bowman, Corporate Secretary, Convergys Corporation, 201 E. Fourth Street, P. O. 1638, Cincinnati, Ohio 45201-1638.

ADDITIONAL INFORMATION

Other Business

At the time this Proxy Statement was released for printing on March 4, 2008, the Company knew of no other matters which might be presented for action at the meeting. If any other matters properly come before the meeting, it is intended that the Common Shares represented by proxies will be voted with respect thereto in accordance with the judgment of the persons voting them.

How We Solicit Proxies

In addition to this distribution, Convergys may solicit proxies personally, electronically or by telephone. Convergys pays the costs of soliciting the proxies. The Company is paying Georgeson Shareholder Communications Inc. a fee of $10,500 plus expenses to help with the solicitation. We also reimburse brokers and other nominees for their expenses in sending these materials to you and getting your voting instructions.

FORM 10-K AND CORPORATE GOVERNANCE DOCUMENTS AVAILABLE

Requests for copies of the Company’s Annual Report, Form 10-K or exhibits thereto, proxy statement, any committee charter, the Governance Principles, the Business Code of Conduct or the Financial Code of Ethics should be addressed to Convergys Corporation, 201 E. Fourth Street, P. O. Box 1638, Cincinnati, Ohio 45201-1638, Attention: Investor Relations Department. These reports are also available on the Company’s website, www.convergys.com/corporategovernance.html. The information on our website is not, and shall not be deemed to be, a part of this proxy statement or incorporated into any other filings we make with the SEC.

COVERGYS

OUTTHINKING OUTDOING

Admission Ticket

C123456789

000004 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext

MR A SAMPLE

DESIGNATION (IF ANY) 000000000.000000 ext 000000000.000000 ext

ADD 1 Electronic Voting Instructions

ADD 2

ADD 3 You can vote by Internet or telephone! ADD 4 Available 24 hours a day, 7 days a week!

ADD 5 Instead of mailing your proxy, you may choose one of the two voting ADD 6 methods outlined below to vote your proxy. VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 2:00 a.m., EDST Time, on April 22, 2008.

Vote by Internet

• Log on to the Internet and go to www.envisionreports.com/cvgb

• Follow the steps outlined on the secured website.

Vote by telephone

• Call toll free 1-800-652-VOTE (8683) within the United States, Canada & Puerto Rico any time on a touch tone telephone. There is NO CHARGE to you for the call.

Using a black ink pen, mark your votes with an X as shown in • Follow the instructions provided by the recorded message. this example. Please do not write outside the designated areas.

Annual Meeting Proxy Card 123456 C0123456789 12345

3 IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. 3

A Proposals — The Board of Directors recommends a vote FOR the listed nominees, FOR Proposals 2 and 3 and AGAINST Proposal 4.

1. Election of Directors: For Withhold For Withhold For Withhold +

01—David B. Dillon 02—Sidney A. Ribeau 03—David R. Whitwam

For Against Abstain For Against Abstain

2. To ratify the appointment of the independent accountants.* 3. To approve the re-adoption of the Convergys Corporation* Long Term Incentive Plan.

4. Shareholder proposal.* 5. To act upon such other matters as may properly come before the meeting.

* An abstention will count as a vote against the proposal.

B Non-Voting Items

Change of Address — Please print new address below.

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

NOTE: Please sign your name(s) EXACTLY as your name(s) appear(s) on this proxy. All joint holders must sign. When signing as attorney, trustee, executor, administrator, guardian or corporate officer, please provide your FULL title.

Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box.

C 1234567890 J N T MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE

140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND

3 3 A V 0 1 6 6 0 4 1 MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND +

<STOCK#> 00UCQD

2008 Annual Meeting Admission Ticket

2008 Annual Meeting of Convergys Corporation Shareholders Tuesday, April 22, 2008, 11:30 A.M. EDST

Atrium One Building 5th Floor 201 E. 4th Street Cincinnati, OH 45202

Please tear off this Admission Ticket. If you plan to attend the annual meeting of shareholders, you will need this ticket along with photo identification to gain admission to the meeting.

3 IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. 3

Proxy — CONVERGYS CORPORATION

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF CONVERGYS

CORPORATION FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON APRIL 22, 2008

The undersigned hereby appoints Philip A. Odeen, David R. Whitwam and David B. Dillon, and each or any of them, proxies, with full power of substitution, to represent and to vote all common shares of Convergys Corporation held of record by the undersigned on February 25, 2008, at the annual meeting of shareholders to be held on April 22, 2008 at 11:30 A.M. EDST, on the Fifth Floor, Atrium One Building, 201 E. 4th Street, Cincinnati, OH 45202, and at any adjournment thereof, notice of which meeting together with the related proxy statement have been received.

In their discretion the proxies are authorized to vote upon such other business as may properly come before the meeting. This proxy when executed will be voted in the manner directed by the undersigned shareholder(s). If no direction is made, this proxy will be voted FOR Items 1, 2, and 3 and AGAINST Item 4.

(Continued on reverse side.)

Please mark, sign and date on the reverse side.